Exhibit 2.1

EXECUTION COPY

Share and Business Sale Agreement

relating to

The Cordless and IP Terminals business

between

NXP B.V.

and

DSP GROUP, INC.

and

DSP GROUP LTD.

dated 3 September 2007

Tripolis 300 Burgerweeshuispad 301
1070 HR Amsterdam
The Netherlands

2

	6.2	Breach of Closing obligations	29

7	CLOSING DATE INVENTORY STATEMENTS		29

	7.1	Preparation of Closing Date Inventory Statements	29

	7.2	Principles	30

	7.3	Agree or disagree	31

	7.4	Post-Closing market or business developments	31

	7.5	Determination by Independent Accountant	31

	7.6	Co-operation	32

	7.7	Material changes	32

8	ADJUSTMENT OF THE PURCHASE PRICE		33

	8.1	Adjustment of the Purchase Price	33

	8.2	Interest	33

9	POST-CLOSING OBLIGATIONS		33

	9.1	Separation actions	33

	9.2	Indemnity against Business Liabilities	33

	9.3	Release of Guarantees	34

	9.4	Pre-Closing Receivables/Pre-Closing Payables	34

	9.5	Post-Closing Receivables/Post-Closing Payables	35

	9.6	Reciprocal release of liabilities	35

	9.7	Use of names	36

	9.8	Retention of records	36

	9.9	Insurance	36

	9.10	Discharge former managing directors of the Group	37

	9.11	Obligation to obtain Third Party Consents	37

	9.12	Umbrella Contracts	37

	9.13	Relocation of Operations	37

10	WARRANTIES		38

	10.1	Seller’s Warranties	38

	10.2	Seller’s disclosures	38

	10.3	Liability for breach	39

	10.4	Purchaser’s Warranties	39

	10.5	Limitations	39

	10.6	Tax warranties and indemnity	39

	10.7	Intellectual Property indemnity	39

11	LIMITATION OF SELLER’S LIABILITY		40

	11.1	Time limitation for claims	40

	11.2	Minimum claims	41

	11.3	Aggregate minimum claims	41

	11.4	Maximum liability	41

	11.5	Limitations	41

	11.6	Matters arising subsequent to this Agreement	41

	11.7	Insurance	42

3

	11.8	Net financial benefit	42

	11.9	Purchaser’s right to recover	42

12	PURCHASER’S CLAIMS		43

	12.1	Notification of potential claims	43

	12.2	Notification of claims under this Agreement	44

	12.3	Commencement of proceedings	44

	12.4	Investigation by the Seller	44

	12.5	Procedure for third party claims	44

13	INDEMNITY		45

	13.1	No delivery	45

	13.2	Limitation of liability	45

14	PURCHASER PARENT GUARANTEE		46

	14.1	Guarantee	46

	14.2	Default; enforcement; non-waiver	46

15	NON-SOLICIT		47

	15.1	Non-solicit Seller	47

	15.2	Non-solicit Purchaser	47

16	ANNOUNCEMENTS AND CONFIDENTIALITY		47

	16.1	Announcements	47

	16.2	Confidentiality	48

17	OTHER PROVISIONS		49

	17.1	Further assurances	49

	17.2	Binding effect; whole Agreement; amendments and waivers	49

	17.3	Assignment	49

	17.4	Third party rights	49

	17.5	Rescission	49

	17.6	Method of payment	49

	17.7	No withholding	50

	17.8	Invalidity	50

	17.9	Costs	50

	17.10	Grossing-up	50

	17.11	Notices	51

18	GOVERNING LAW AND SUBMISSION TO JURISDICTION		53

	18.1	Governing law	53

	18.2	Forum	54

4

Schedules

Schedule 1	SHARES, BUSINESSES AND COMPANIES

Schedule 2	SEPARATION PLAN

Schedule 3	CLOSING ANTI-TRUST APPROVALS

Schedule 4	PRE-CLOSING AND CLOSING ACTIONS

Schedule 5	EARN-OUT MECHANISM

Schedule 6	LIST OF ANCILLARY AGREEMENTS

Schedule 7	UMBRELLA TRANSITIONAL SERVICES AGREEMENT

Schedule 8	MANUFACTURING SERVICES COLLABORATION AGREEMENT

Schedule 9	INTELLECTUAL PROPERTY LIBRARY SERVICES AND R&D AGREEMENT

Schedule 10	INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT

Schedule 11	STOCKHOLDERS AGREEMENT

Schedule 12	EMPLOYEES

Schedule 13	PENSIONS

Schedule 14	SELLER’S WARRANTIES

Schedule 15	PURCHASER’S WARRANTIES

Schedule 16	VAT

Schedule 17	TAX INDEMNITY

Schedule 18	LIST OF MOVEABLE ASSETS

Schedule 19	LIST OF SPECIAL CUSTOMER ARRANGEMENTS

Schedule 20	LIST OF EMPLOYEE-RELATED PRE-CLOSING PAYABLES

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Execution Copy

SHARE AND BUSINESS SALE AGREEMENT

THE UNDERSIGNED:

(1)	NXP B.V., a limited liability company incorporated under the laws of the Netherlands, with corporate seat in Eindhoven, the Netherlands, and having its address at High Tech Campus 60, 5656 AG Eindhoven, the Netherlands, (the “Seller”),

and

(2)	DSP Group, Inc., a company incorporated under the laws of the State of Delaware, United States of America, having its address at 2580 North First Street, Suite 460, San Jose, CA 95131, United States of America, (the “Purchaser Parent”)

and

(3)	DSP Group Ltd., a private company with limited liability incorporated under the laws of Israel, with corporate seat in Herzeliya, Israel, and having its address at 5 Shenkar Street, Herzeliya, 46120, Israel, entering into this Agreement on behalf of itself and its Affiliates (collectively the “Purchaser”), the obligations of which shall be guaranteed by the Purchaser Parent as herein provided.

WHEREAS:

(A)	The Seller has decided to dispose of its Cordless and IP Terminals business and in relation thereto initiated a controlled limited auction.

(B)	Prior to the Closing Date, the Seller will procure the separation of certain assets and liabilities attributable to the Operations from NXP Semiconductors Switzerland AG, in which these assets and liabilities are currently held, to a newly formed company, by way of de-merger (the “Company” and together with the Businesses referred to as the “Group”).

(C)	The Seller and the Purchaser Parent entered into a Confidentiality Agreement on 21 November 2006, pursuant to which information relating to the Operations was made available to the Purchaser Parent.

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(D)	The Seller provided the Purchaser Parent, its representatives and advisors access to the Virtual Data Room containing information about the Operations. The Purchaser Parent, its representatives and advisors were further given the opportunity to attend and participate in management and expert presentations, conduct site visits and were allowed to ask questions and carry out such investigations as the Purchaser Parent deemed necessary in relation to the Operations. On the basis of this due diligence process and its own assumptions, projections and estimates, the Purchaser Parent confirmed its interest in acquiring the Group.

(E)	The Seller wishes to sell to the Purchaser and the Purchaser Parent wishes to cause the Purchaser to purchase from the Seller, the Group on the terms and conditions set forth in this Agreement.

(F)	The Seller and the Purchaser Parent have obtained all internal and external approvals and consents required for the transactions contemplated by this Agreement, except for those approvals and consents which have explicitly been mentioned in clause 4.1 of this Agreement.

IT IS AGREED AS FOLLOWS:

1	INTERPRETATION

In this Agreement, unless the context otherwise requires, the provisions in this clause 1 apply throughout.

1.1	Definitions

Capitalised words, including those used in the preamble and recitals to this Agreement, shall have the following meaning ascribed to them:

“Accounting Principles” means US Generally Accepted Accounting Principles or US GAAP.

“Accounts” means the pro-forma combined unaudited accounts in respect of the Operations as per the Accounts Date.

“Accounts Date” means 31 December 2006.

“Actuarial Memorandum” has the meaning set forth in clause 6.4.2 of Schedule 14.

“Adjusted Closing Date Inventory Amount” has the meaning set forth in clause 7.2.4.

“Adjustment Amount” has the meaning set forth in clause 8.1.1.

“Affiliate” means the Seller or the Purchaser Parent, as the case may be, and any and all Persons in which the Seller or the Purchaser Parent, as the case may be, directly or indirectly, holds more than fifty percent (50%) of the nominal value of the share capital

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issued, or more than fifty percent (50%) of the voting power at general meetings, or has the power to appoint and to dismiss a majority of the directors or otherwise to direct the activities of such Person.

“Agreement” means this agreement between the Seller, the Purchaser Parent and the Purchaser including the schedules hereto.

“Ancillary Agreements” means the agreements listed in Schedule 5, and “Ancillary Agreement” means any one of them.

“Automatic Transfer Employees” means all Persons who immediately prior to the Closing Date will be employed primarily or exclusively in the Operations by any member of the Seller’s Group (including the Company), including in each case, those who are and have been disabled, sick or on short-term disability for more than 30 (thirty) days as of Closing, [*] contains details of the formal employer, name and country of location of each person, who, as at the date hereof, is an Automatic Transfer Employee.

“Businesses” means the unincorporated businesses carried on by the Business Sellers up to the Closing Date, except for the Seller’s activities in relation to the GSM Synthesizer 4TG 4048, and sold under clause 2.1.1, particulars of which are contained or referred to in Schedule 1 (Part 2), and “Business” means any one of them.

“Business Day” means a calendar day, other than a Saturday or a Sunday, on which commercial banks in Amsterdam, the Netherlands and in New York, New York, United States of America, are generally open for business.

“Business Assets” means all the rights and assets sold under clause 2.1.1(b) through 2.1.1(f) and “Business Asset” means any one of them.

“Business Inventory” means (i) the Operations’ wafer stock, die stock and finished goods inventory as well as work in progress from wafer stock to finished goods and from die stock to finished goods owned and held by the Seller for the Operations, (ii) the Operations’ wafer stock, die stock and finished goods inventory as well as work in progress from wafer stock to finished goods and from die stock to finished goods owned by the Seller and in transit, and (iii) the Operations’ wafer stock, die stock and finished goods inventory as well as work in progress from wafer stock to finished goods and from die stock to finished goods owned by the Seller but held at customer premises (vendor managed inventory), for the avoidance of doubt all of (i-iii) excluding work in progress from start to die bank in the case of non-ROM coded products and from start to wafer bank in the case of ROM-coded products and any inventory related to the GSM Synthesizer 4TG 4048.

“Business Liabilities” means, in relation to each Business, all liabilities incurred by the relevant Business Seller in carrying on that Business at Closing, or arising, accruing or assessed after Closing whether known or unknown, reported or unreported, in respect of any period or in consequence of any transaction carried out in carrying on that Business prior to the Closing , except for any liabilities which were (i) known to the Seller at Closing, (ii) not disclosed to the Purchaser prior to the Closing and (iii) such nondisclosure constituted a breach of a Seller’s Warranty and such liability would otherwise be for the account of the Seller under this Agreement including but not limited pursuant to clauses 11.1 through 11.8 and “Business Liability” means any one of them.

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“Business Purchaser” means, in relation to each Business or specified Business Asset referred to in Schedule 1 (Part 2) column (2):

(a)	The relevant Person identified in Schedule 1 (Part 2) column (3); or

(b)	The relevant Person nominated by the Purchaser Parent in accordance with clause 2.3.1;

and “Business Purchasers” means all such Persons.

“Business Seller” means, in relation to each Business or specified Business Asset referred to in Schedule 1 (Part 2), column (2), the relevant Person identified in Schedule 1 (Part 2), column (1), and “Business Sellers” means all such Persons.

“Closing” means the completion of the sale of the Shares and the Businesses pursuant to clause 6.1 and Schedule 4 of this Agreement.

“Closing Actions” means the closing actions set out in Schedule 4.

“Closing Anti-trust Approvals” means the approvals listed in Part 1 of Schedule 3.

“Closing Conditions” has the meaning set forth in clause 4.1 and “Closing Condition” means any one of them.

“Closing Date” means the date on which the Closing takes place.

“Closing Date Inventory Amount” has the meaning set forth in clause 7.2.3.

“Closing Date Inventory Statements” means the inventory statement for the Company and each Business as of the Closing Date at 00.00 am CET.

“Closing Purchase Price” has the meaning set forth in clause 3.4.

“Commitments” has the meaning set forth in clause 7.2.5.

“Company” means DSP Group Switzerland AG, which was established by the Seller prior to the date hereof as a part of the Separation by way of de-merger of NXP Semiconductors Switzerland AG.

“Confidentiality Agreement” means the confidentiality agreement dated 21 November 2006 between the Seller and the Purchaser Parent in relation to information concerning the Operations.

“Contracts” means:

(a)	all contracts, undertakings, arrangements and agreements, entered into at or prior to Closing, whether oral or written, by or on behalf of any of the Business Sellers primarily in relation to one or more of the Businesses, to the extent that at Closing the same remain to be completed or performed or remain in force, but excluding:

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(i)	employment and other agreements with Employees;

(ii)	agreements and arrangements between any of the Business Sellers on the one hand and any member of Seller’s Group (excluding the Company) on the other hand;

(b)	all contracts entered into prior to Closing by any member of Seller’s Group (excluding the Company and, in relation to the Businesses, the Business Sellers) primarily in relation to the Operations, to the extent that at Closing such contracts have not been assigned to the Company and remain to be completed or performed or remain in force;

and “Contract” means any one of them.

“De Brauw Blackstone Westbroek” means De Brauw Blackstone Westbroek N.V.

“Deloitte” means Deloitte Touche LLP.

“Demerger Documentation” has the meaning set forth in clause 2.4.4.

“Due Diligence Information” means any written information which could reasonably be expected to be apparent from a prima facie review of the following: (a) the written information contained in the Virtual Data Room 5 (five) Business Days prior to the date hereof, (b) the documents and other written information provided to the Purchaser Parent, its representatives and advisors during and pursuant to question and answer sessions, (c) the documents and other written information provided to the Purchaser Parent, its representatives and advisors in the management and expert presentations held on 14 - 15 and 26 February, 21 March, 29 March and 4 April 2007 and (d) the documents and other written information provided to the Purchaser Parent, its representatives and advisors during and pursuant to the meetings in Zurich, Switzerland on 9 May and 10 May 2007 and (e) the documents and other written information provided to the Purchaser Parent, its representatives and advisors between 12 May 2007 and 27 August 2007 and with respect to (a), (b), (c), (d) and (e), all of which are electronically stored on the DVDs that shall be delivered by the Seller to the Purchaser on the Closing Date.

“Earn-Out Period” has the meaning set forth in clause 3.1 of Schedule 5.

“Earn-Out Statement” has the meaning set forth in clause 4.1 of Schedule 5.

“Employees” means:

(a)	the Automatic Transfer Employees;

(b)	the Non-Automatic Transfer Employees; and

[*]

and “Employee” means any one of them.

“Employment Costs” means:

(a)	the amounts payable or paid to or in respect of the employment of the relevant Employee (including salary, wages, Tax and social security contributions, employer’s pension contributions, bonus, insurance premiums, payments or allowances or any other consideration for employment); and

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(b)	the costs of providing any non-cash benefits, which the employer is required to provide, by law or contract or customarily provides in connection with such employment (including other employee benefit provisions).

“Employment Liabilities” means any and all Losses directly arising out of or directly connected with employment or the employment relationship, or the initiation or the termination of employment, or of the employment relationship (including all Losses in connection with any claim, award, judgement or agreement for redundancy pay, or damages or compensation for unfair or wrongful dismissal or breach of contract or discrimination).

“Encumbrance” means any claim, charge, mortgage, lien, option, equity, power of sale, pledge, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement to create any of the foregoing.

“EURIBOR” means the six-month inter-bank offered rate with respect to deposits in Euros which appears on page EURIBOR of Reuters’ screen as of 11.00 a.m. CET on the day when the Adjustment Amount is due and payable.

“French Employees” means the Persons who immediately prior to the Closing Date will be located in Caen, France and will be employed primarily or exclusively in the Operations by any member of the Seller’s Group (including the Company), and who will transfer voluntarily to the Purchaser’s Group, effective upon Closing, [*].

“Goodwill” means the goodwill of the Business Sellers in relation to the Businesses at the Closing Date.

“Governmental Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Group” means the Company and the Businesses, taken as a whole.

“Group Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances, changes or effects that exist at the date of determination of the occurrence of the Group Material Adverse Effect, has or is reasonably likely to have, and continues to have, a material adverse effect on the Operations taken as a whole; provided, however, that the following facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects resulting from, relating to or arising out of the following shall not be taken into account when determining whether a Group Material Adverse Effect has occurred or is reasonably likely to occur: (i) general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such conditions do not have a materially disproportionate impact on the Operations; (ii) general market, economic or political conditions in the industries in which the Group conducts the Operations (including any

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changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such conditions do not have a materially disproportionate impact on the Operations; (iii) the announcement or pendency of this Agreement of any of the transactions contemplated hereby; (iv) changes in GAAP pursuant to which the Group is required to change its prior accounting policies or practices, (v) seasonal fluctuations in the Group’s business; or (vi) any facts or circumstances known to the Purchaser prior to the date hereof which could reasonably be expected to have such effect.

“Guarantee” means any guarantee, indemnity, surety, letter of comfort, letter of credit or other assurance, security or right of set-off given or undertaken by a Person to secure or support the obligations (actual or contingent) of any other Person, whether given directly or by way of counter-indemnity.

“Guaranteed Obligations” has the meaning set forth in clause 14.1.1.

“Independent Accountant” means a firm of accountants to be agreed by the Seller and the Purchaser within 5 (five) Business Days of a notice by the Seller to the Purchaser, or vice versa, requiring such agreement or, failing such agreement, to be nominated on the application of the Seller or the Purchaser by or on behalf of the chairman of the Board of Directors of the American Institute of Certified Public Accountants.

“Initial Purchase Price” has the meaning set forth in clause 3.1.

“Intellectual Property” has the meaning set forth in the Intellectual Property Transfer and License Agreement.

“Intellectual Property Library Services and R&D Agreement” means the intellectual property library services and R&D agreement to be entered into by the Seller, the Purchaser and the Purchaser Parent, effective as of the Closing Date, which is attached hereto as Schedule 9.

“Intellectual Property Transfer and License Agreement” means the intellectual property transfer and license agreement to be entered into by the Seller, the Purchaser and the Purchaser Parent, effective as of the Closing Date, which is attached hereto as Schedule 10.

“Leased Real Property” has the meaning set forth in clause 8.2 of Schedule 14.

“Leases” has the meaning set forth in clause 8.2 of Schedule 14.

“List of Moveable Assets” means the non-comprehensive list of Moveable Assets attached hereto as Schedule 18.

“Local Asset Transfer Agreements” has the meaning set forth in clause 2.4.4.

“Losses” means all direct losses, liabilities, costs (including reasonable legal costs and reasonable experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands, but shall not include:

(a)	any loss of profit, loss of revenue, loss of contract, loss of goodwill or any indirect or consequential losses, provided however, that any loss of profit, loss of

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revenue, loss of contract, loss of goodwill or any indirect or consequential losses of clients of the Group that are required by final judicial or arbitral determination to be reimbursed by the Group or the Purchaser shall be deemed Losses;

(b)	any claim if any allowance, provision or reserve is made in the Closing Date Inventory Statements or in the Accounts (and not released prior to the Closing) for the matter giving rise to the claim and sufficient to cover the claim; or

(c)	any claim to the extent it has been recovered on the basis of the Purchase Price adjustment set forth in clause 8 hereof.

“Manufacturing Services Collaboration Agreement” or “MSCA” means the manufacturing services collaboration agreement entered into by NXP Semiconductors Netherlands B.V., DSP Group, Inc. and DSP Group Ltd., effective as of the Closing Date, which is attached hereto as Schedule 8. As used in this Agreement, any term that is defined in the MSCA that is not defined in this Agreement shall have the meaning provided in the MSCA.

“Material Contracts” has the meaning set forth in clause 5.1 of Schedule 14.

“Moveable Asset” means the plant and the machinery, vehicles and other equipment owned by any of the Business Sellers, as well as any pre-paid and/or other transitional assets, and used primarily in relation to any Business at the Closing Date. For the avoidance of doubt, excluding any plant, machinery, vehicles and other equipment owned by any of the Business Sellers, as well as any pre-paid and/or transitional assets which are used for manufacturing, pre-testing, assembling or final-testing services or activities in relation to the Operations at the Closing Date. For the avoidance of doubt Moveable Assets include, but are not limited to, all assets listed in Schedule 18.

“NASDAQ” means NASDAQ Global Market.

“Non-Automatic Transfer Employees” means all those Persons who are immediately prior to the Closing Date employed primarily or exclusively in the Operations by any member of the Seller’s Group (including the Company), including, in each case, those who are disabled, sick or on short-term disability as of Closing, but will not transfer with the Group by operation of relevant national laws, [*] contains details of the formal employer, name and country of location of each Person who, as at the date hereof, is a Non-Automatic Transfer Employee.

“NXP Products” has the meaning set forth in clause 2 of Schedule 5.

“Operations” means the Seller’s Cordless and IP Terminals business as conducted by the Company and the Businesses at Closing, except for the Seller’s activities in relation to the GSM Synthesizer 4TG 4048.

“Ordinary Course of Business” means the conduct of the relevant business in accordance with normal day-to-day customs, practices and procedures and consistent with past practice.

“Parties” means the Seller and the Purchaser collectively, and “Party” means any one of them, as the case may be.

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“Person” means an individual, a company or corporation, a partnership, a limited liability company, a trust or other entity, organization or unincorporated association, including a Governmental Authority.

“Post-Closing Payables” means any payable relating to the Operations originating from the period on or after the Closing Date, which will be due on or after the Closing Date.

“Post-Closing Receivables” means any receivable relating to the Operations originating from the period on or after the Closing Date, which will be due on or after the Closing Date.

“Pre-Closing Payables” means any payable relating to the Operations originating from the period until (but not including) the Closing Date, which will be due before or after the Closing Date.

“Pre-Closing Receivables” means any receivable relating to the Operations originating from the period until (but not including) the Closing Date, which will be due before or after the Closing Date.

“Products” has the meaning set forth in the Intellectual Property Transfer and License Agreement.

“Purchase Price” means the Initial Purchase Price adjusted in accordance with clauses 3.3 and 8.

“Purchaser” means DSP Group Ltd.

“Purchaser Parent” has the meaning set forth in the preamble to this Agreement.

“Purchaser Parent Audited Financial Statements” has the meaning set forth in clause 6.5 of Schedule 15.

“Purchaser Parent Common Stock” means the Common Stock of Purchaser Parent, par value USD 0.001 per share.

“Purchaser Parent Form 10-K” has the meaning set forth in clause 6.2 of Schedule 15.

“Purchaser Parent Historical Financial Statements” has the meaning set forth in clause 6.5 of Schedule 15.

“Purchaser Parent Interim Financial Statements” has the meaning set forth in clause 6.5 of Schedule 15.

“Purchaser Parent SEC Filings” has the meaning set forth in clause 6.2 of Schedule 15.

“Purchaser Parent Shares” has the meaning set forth in clause 3.1.2.

“Purchaser’s Business Permits” has the meaning set forth in clause 8.1 of Schedule 15.

“Purchaser’s Group” means the Purchaser Parent and its respective Affiliates from time to time, including, as of the Closing Date, the Company.

“Purchaser’s Group Material Adverse Effect” shall mean any fact, circumstance, change or effect that, individually or when taken together with all other such facts, circumstances,

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changes or effects that exist at the date of determination of the occurrence of the Purchaser’s Group Material Adverse Effect, has or is reasonably likely to have, and continues to have, a material adverse effect on the business of the Purchaser’s Group taken as a whole; provided, however, that the following facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects resulting from, relating to or arising out of the following shall not be taken into account when determining whether a Purchaser’s Group Material Adverse Effect has occurred or is reasonably likely to occur: (i) general market, economic or political conditions (including any changes arising out of acts of terrorism or war, weather conditions or other force majeure events), provided that such conditions do not have a materially disproportionate impact on the business of the Purchaser’s Group; (ii) general market, economic or political conditions in the industries in which the Purchaser’s Group conduct its business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such conditions do not have a materially disproportionate impact on the business of the Purchaser’s Group; (iii) the announcement or pendency of this Agreement of any of the transactions contemplated hereby; (iv) changes in GAAP pursuant to which the Purchaser’s Group is required to change its prior accounting policies or practices, (v) seasonal fluctuations in the business of the Purchaser’s Group; or (vi) any facts or circumstances known to the Seller prior to the date hereof which could reasonably be expected to have such effect.

“Purchaser’s Objection” has the meaning set forth in clause 7.3.1.

“Purchaser’s Warranties” means the representations and warranties set forth in Schedule 15.

“Reference Forecasted Revenues” has the meaning set forth in clause 3.2 of Schedule 5.

“Reference Inventory Amount” means [*].

“Remaining Disagreements” has the meaning set forth in clause 7.3.2.

“Remaining Earn-Out Disagreements” has the meaning set forth in clause 4.3 of Schedule 5.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller’s Benefit Plan” has the meaning set forth in clause 6.4.1 of Schedule 14.

“Seller’s Business Permits” has the meaning set forth in clause 9.1 of Schedule 14.

“Seller’s Earn-Out Objection” has the meaning set forth in clause 4.2 of Schedule 5.

“Seller’s Group” means the Seller and its respective Affiliates from time to time, excluding, as of the Closing Date, the Company.

“Seller’s Warranties” means the representations and warranties set forth in Schedule 14.

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“Separation” means (i) the establishment of the Company by the Seller by way of de-merger of NXP Semiconductors Switzerland AG, (ii) the conclusion of the Ancillary Agreements and (iii) any other separation actions of the Seller, as more fully described in the Separation Plan, attached hereto as Schedule 2.

“Separation Documents” has the meaning set forth in clause 2.2 of Schedule 4.

“Separation Plan” means Schedule 2.

“Share Purchaser” means the Person which will purchase the Shares, as specified in Schedule 1 (Part 1) column (4).

“Shares” means all issued and outstanding shares in the Company, as specified in Schedule 1 (Part 1) column (3).

“Share Seller” means, in relation to the Company referred to in Schedule 1 (Part 1) column (2), the Person whose name is set out opposite that Company in column (1).

“Straddle Tax Period” means any period of account for Taxation purposes which commences on or prior to the Closing Date and ends after the Closing Date.

“Stockholders Agreement” means the stockholders agreement to be entered into by the Seller and the Purchaser Parent, effective as of the Closing Date, which is attached hereto as Schedule 11.

“Taxation” or “Tax” means (i) all forms of taxation, whether direct or indirect, including, without limitation, income, gross receipts, windfall profits, value added, severance, property, production, sales, use, duty, license, excise, franchise, employment, withholding or similar taxes, (including, without limitation, social security contributions and any other payroll taxes), together with any interest, additions or penalties with respect thereto imposed by any governmental, taxing or other authority responsible for the imposition, administration or collection of any Tax and any interest in respect of such additions or penalties and (ii) any obligation to pay an amount described in clause (i) by reason of having assumed the liability of any other Person under contract, having filed a consolidated, combined or similar joint Tax Return, having been a transferee or otherwise.

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation.

“Tax Liability” means a liability of the Company to make or suffer an actual or increased payment of or in respect of Tax, including a liability of another Person (other than the Company or the Purchaser’s Group), for which the Company is liable as a result of such other Person failing to discharge such Tax Liability.

“Tax Refund” has the meaning set forth in clause 4 of Schedule 17.

“Tax Return” means any return, declaration, report or information return relating to Taxes, including any schedule or attachments thereto, and including any amendment thereof.

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“Third Party Consent” has the meaning set forth in clause 9.11.1.

“Transaction” means the sale, purchase and transfer of the Group pursuant to, and other transactions contemplated by or referred to in, this Agreement.

“Transfer Intellectual Property” means the intellectual property that will be assigned to the Group as set forth in the Intellectual Property Transfer and License Agreement.

“Umbrella Contract” means a contract entered into prior to Closing by or on behalf of the Seller or any of its Affiliates in relation to one or more of the Seller’s businesses and one or more of the Businesses that does not allow the Seller to provide a third-party with the benefits of such contract without such third-party’s prior consent;

“Umbrella Contract Party” means a third-party to an Umbrella Contract not being the Seller or any of its Affiliates;

“Umbrella Transitional Services Agreement” means the umbrella transitional services agreement to be entered into by the Seller, the Purchaser and the Purchaser Parent, effective as of the Closing Date, which is attached hereto as Schedule 7.

“US GAAP” means United States Generally Accepted Accounting Principles.

“Virtual Data Room” means the electronic data room created for purposes of the Transaction and maintained by SunGard Investran. No document shall be added to the Virtual Data Room subsequent to 27 August 2007 without the consent of the Purchaser.

1.2	Certain references

1.2.1	Whenever used: (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and (ii) the words “hereof” and “herein” and similar words shall be construed as references to this Agreement as a whole and not limited to the particular clause or Schedule in which the reference appears.

1.2.2	Any reference in this Agreement to any gender shall include all genders, and words importing the singular shall include the plural and vice versa.

1.3	Seller’s Group, Share / Business Seller(s), Purchaser’s Group, Share / Business Purchaser(s)

1.3.1	Any reference in this Agreement to the term “Seller’s Group shall”, shall be interpreted as meaning that Seller shall and/or shall procure that the relevant other members of Seller’s Group shall perform the relevant obligation.

1.3.2	Any reference in this Agreement to a liability or obligation of a Share Seller or Business Seller shall be deemed to include an obligation on the part of Seller to procure that the relevant liability is discharged or obligation is performed, on and subject to the terms and conditions set out in this Agreement.

1.3.3	Any reference in this Agreement to the term “Purchaser’s Group shall”, shall be interpreted as meaning that Purchaser shall and/or shall procure that the relevant other members of Purchaser’s Group shall perform the relevant obligation.

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1.3.4	Any reference in this Agreement to a liability or obligation of a Share Purchaser or Business Purchaser shall be deemed to include an obligation on the part of Purchaser to procure that the relevant liability is discharged or obligation is performed, on and subject to the terms and conditions set out in this Agreement.

1.4	Seller’s Knowledge

Any Seller’s Warranty qualified by the expression “so far as the Seller is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to any matter as to which Dirk Henning Braune, Andreas Brenner, Peter van Bommel, Guido Dierick, Erik Frederiks, Brian Robertson, or Joek de Haas have or should have knowledge, having made reasonable enquiries within their organisation and with their advisers.

1.5	Purchaser’s Knowledge

Any provision qualified by the expression “known to Purchaser” or any similar expression shall, unless otherwise stated, be deemed to refer to any matter as to which Eli Ayalon, Boaz Edan, Tal Simchony, Dror Levy, Ofer Elyakim and Eli Fogel have or should have knowledge, having made reasonable enquiries within their organisation and with their advisers.

1.6	Information

References to books, records or other information include books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.7	Drafting Party

No provision of this Agreement shall be interpreted against a Party solely as a result of the fact that such Party was responsible for the drafting of such provision.

1.8	Legal terms

In respect of any jurisdiction other than Switzerland, a reference to any Swiss legal term shall be construed as a reference to the term or concept which most nearly corresponds to it in that jurisdiction.

2 SALE AND PURCHASE

2.1	Shares; Business Assets; Business Liabilities

2.1.1	On and subject to the terms and conditions of this Agreement, the Seller hereby, itself and on behalf of the Share Seller and Business Sellers, sells the Group to the Purchaser, which hereby, itself and on behalf of the Share Purchaser and the Business Purchasers, purchases the Group, against the payment of the Initial Purchase Price (as adjusted pursuant to clauses 3.3 and 8), which sale comprises all of the right, title and interest of the Seller, the Share Seller and the Business Sellers in and to:

(a)	the Shares, free from Encumbrances;

(b)	the Moveable Assets;

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(c)	the Business Inventory located in a Finished Goods Store;

(d)	the Transfer Intellectual Property (on the terms set out in the Intellectual Property Transfer and License Agreement);

(e)	the Contracts (on the terms set out in clause 9.11); and

(f)	the Goodwill.

A non-comprehensive List of Moveable Assets is attached hereto as Schedule 18.

2.1.2	Any rights and assets of any member of the Seller’s Group (excluding the Company) which are not expressly included in clause 2.1.1 are excluded from the sale and transfer of the Group pursuant to this Agreement. For the avoidance of doubt, the Pre-Closing Payables and the Pre-Closing Receivables shall remain with the Seller.

2.1.3	At Closing, the Seller shall procure the transfer by the relevant Business Sellers (to the extent they are able to do so) and the Purchaser shall procure the acceptance by the relevant Business Purchasers of the transfer and the assumption, due and punctual payment, satisfaction, discharge, performance or fulfilment by the relevant Business Purchasers of all Business Liabilities. This Agreement does not intend to create any right for third parties to claim against the Purchaser Parent under this Agreement in relation to the Purchaser’s assumption of the Business Liabilities.

2.1.4	Business Assets sold to the Purchaser shall not include any Business Inventory located in an NXP Die Bank or NXP Wafer Bank.

2.2	Employees and Group Retirement Benefit Arrangements

2.2.1	The provisions of clause 5.4 and paragraphs 2 and 3 of Schedule 12 shall apply in respect of the French Employees.

2.2.2	The provisions of Schedule 12 shall apply in respect of the Employees.

2.2.3	The provisions of Schedule 13 shall apply in respect of the Seller’s Benefit Plans.

2.3	Nomination of other purchasers

2.3.1	Subject to clause 2.3.2, the Purchaser Parent shall be entitled to nominate, at its own cost, by notice to the Seller delivered no later than 5 (five) Business Days prior to the Closing Date, one or more other purchasers to purchase the Shares or any part thereof and/or one or more of the Businesses (and to assume the corresponding Business Liabilities). Schedule 1 (Part 1) and (Part 2) shall be deemed to be amended accordingly so as to give effect to any such nomination.

2.3.2	The Purchaser Parent may only nominate a wholly-owned member of the Purchaser’s Group as a purchaser under this Agreement.

2.4	Singular liability and right to claim

2.4.1	None of the Share Seller or Business Sellers, with the exception of the Seller, shall have any liability under this Agreement, it being agreed that the Seller shall be fully liable under this Agreement for any breach thereof by any of the Share Seller or Business Sellers. Only the Purchaser or the Purchaser Parent acting on behalf of the Purchaser may seek recourse against the Seller for breach by the Seller, the Share Seller or a Business Seller of its obligations under this Agreement.

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2.4.2	None of the Share Purchaser or Business Purchasers, with the exception of the Purchaser, shall have any liability under this Agreement, it being agreed that the Purchaser shall be fully liable under this Agreement for any breach thereof by any of the Share Purchaser or Business Purchasers. Only the Seller may seek recourse against the Purchaser for breach by the Purchaser, the Share Purchaser or a Business Purchaser of its obligations under this Agreement.

2.4.3	No member of the Seller’s Group shall claim or pursue a claim against the Purchaser or any member of the Purchaser’s Group under any Ancillary Agreement in the event that the fact or circumstance giving rise to such claim is the subject of an indemnification claim under the main body of this Agreement for which the Seller is liable. In the event of the Seller being found liable under the main body of this Agreement after the claim has been satisfied under the relevant Ancillary Agreement, the Seller shall procure that the Purchaser is reimbursed with the amount paid to the relevant member of the Seller’s Group by the Purchaser in respect of the relevant claim under the relevant Ancillary Agreement. For the avoidance of doubt, the exclusion of representations, warranties and indemnities set out in the various Ancillary Agreements will be entirely without prejudice to the representations, warranties and indemnities set out in this Agreement.

2.4.4	The Parties shall not, and the Parties shall cause their respective Affiliates not to, bring any claim against the other Party or any of its respective Affiliates, as the case may be, in respect of or based upon (i) any documentation relating to the de-merger of NXP Semiconductors Switzerland AG, including the demerger report and plan (collectively, the “Demerger Documentation”) and (ii) any local asset transfer agreements (and related documentation) relating to the transfer of the Business in Germany, France, Hong Kong and India (collectively, the “Local Asset Transfer Agreements”), in the event that (X) the fact or circumstance giving rise to such claim is the subject of a claim under this Agreement or any Ancillary Agreement or (Y) such claim would be inconsistent with the terms and conditions of this Agreement or any Ancillary Agreement (except any Demerger Documentation or Local Asset Transfer Agreements). The Demerger Documentation and the Local Asset Transfer Agreements shall not limit any rights or remedies of the Parties contained in this Agreement.

2.4.5	With respect to the de-merger of NXP Semiconductors Switzerland AG, the Seller hereby unconditionally undertakes to indemnify the Purchaser Parent, the Purchaser and any of their Affiliates (in particular, but not limited to, DSP Group Switzerland AG) upon Closing, and hold these parties harmless against any and all costs, damages, expenses, losses and liabilities incurred or suffered by them resulting from, relating or otherwise connected to any secondary liability to which they (in particular, but not limited to, DSP Group Switzerland AG) upon Closing become or might become subject to pursuant to the relevant provisions of the Swiss Federal Law on Merger, De-Merger, Conversion and Transfer of Assets and Liabilities of 3 October 2003.

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2.4.6	With respect to the de-merger of NXP Semiconductors Switzerland AG, the Purchaser Parent and the Purchaser unconditionally undertake to indemnify the Seller and any of its Affiliates (in particular, but not limited to, NXP Semiconductors Switzerland AG) upon Closing, and hold these parties harmless against any and all costs, damages, expenses, losses and liabilities incurred or suffered by them resulting from, relating or otherwise connected to any secondary liability to which they (in particular, but not limited to, NXP Semiconductors Switzerland AG) upon Closing become or might become subject to pursuant to the relevant provisions of the Swiss Federal Law on Merger, De-Merger, Conversion and Transfer of Assets and Liabilities of 3 October 2003.

2.4.7	Notwithstanding the provisions of clauses 2.4.1, 2.4.2 and 2.4.3, a third party stipulation expressly identified as such in this Agreement, shall be for the benefit of and enforceable by the relevant third parties, provided that the Parties exclude the applicability of any third party provisions of the laws of the jurisdiction governing the rights of such third parties.

3	CONSIDERATION

3.1	Initial Purchase Price

The Initial Purchase Price for the Group shall be:

3.1.1	USD 200,000,000 (the “Cash Consideration”); plus

3.1.2

such number of shares of Purchaser Parent Common Stock that shall have a value of USD 70,000,000, determined on the basis of the average closing price per share for Purchaser Parent Common Stock on NASDAQ during the 20 (twenty) Business Days ending on the 5th (fifth) Business Day prior to the Closing Date (the “Purchaser Parent Shares”) (the “Stock Consideration”). Concurrently with the delivery of the Purchaser Parent Shares, the Seller and the Purchaser Parent shall enter into the Stockholders Agreement.

3.2	Earn-Out

The Deferred Purchase Price for the Group shall be calculated and paid in accordance with Schedule 5.

3.3	Employee Adjustment

The Initial Purchase Price shall be [*] at the Closing Date, that is consistent with the Seller’s current practices for termination payments, as previously communicated to the Purchaser by the Seller for [*] (the “Employee Adjustment”).

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3.4	Closing Purchase Price

At Closing, the Cash Consideration portion of the Purchase Price as adjusted pursuant to clause 3.3 shall be paid in accordance with Schedule 4 (the “Closing Purchase Price”).

3.5	Allocation

The Seller and the Purchaser shall, after consultation with each other, jointly decide on the allocation of the Closing Purchase Price and the Purchase Price and the Seller’s Group and the Purchaser’s Group shall adopt such allocation for all purposes, including in respect of Taxation.

3.6	VAT

The consideration given under this Agreement in respect of the sale of the Shares and the Businesses is exclusive of any VAT in respect of which the provisions of Schedule 16 shall apply. To the extent that VAT is chargeable (including with respect to any Purchase Price adjustment), the Purchaser’s Group shall, against delivery of a valid VAT invoice (or equivalent, if any), in addition to any amount expressed under this Agreement to be payable by the Purchaser (or relevant member of the Purchaser’s Group), pay to the Seller (or relevant member of the Seller’s Group) such VAT in accordance with Schedule 16.

3.7	Adjustment to Purchase Price

If any payment is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim (i) for any breach of this Agreement (including, for the avoidance of doubt, a breach of a Seller’s Warranty or a Purchaser’s Warranty) or any agreement entered into pursuant thereto or (ii) pursuant to an indemnity under this Agreement, to the extent practicable, the payment shall be made by way of adjustment of that portion of the Purchase Price allocated to the particular category of Business Asset or the Shares to which the payment and/or claim relates under this Agreement and the Purchase Price shall be deemed to be adjusted by the amount of such payment.

4	CLOSING CONDITIONS

4.1	Closing Conditions

The respective obligations of the Parties to perform the Closing Actions set out in Schedule 4 are subject to the fulfilment of the following conditions (the “Closing Conditions”):

4.1.1	The Closing Anti-trust Approvals shall have been obtained or, alternatively, any waiting periods under the laws applicable to such approvals shall have expired or been terminated.

4.1.2	The Separation shall have been completed in all material respects in accordance with Schedule 2.

4.1.3	The Purchaser and the Seller shall have each fulfilled in all material respects their pre-Closing obligations set forth in clause 5, each of the Ancillary Agreements set forth in Schedule 6 shall have been executed and delivered and remain in full force and effect, except where the breach of any pre-Closing obligation has not had a Group Material Adverse Effect or Purchaser’s Group Material Adverse Effect, as the case may be.

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4.1.4	The Seller’s Warranties shall be true and accurate in all material respects, in each case as of the Closing Date as though made on and as of such date (unless any such Seller’s Warranty is made only as of a specific date, in which event such Seller’s Warranty shall be true and accurate in all material respects as of such specified date), except where the breach of any Seller’s Warranty has not had a Group Material Adverse Effect.

4.1.5	The Purchaser’s Warranties shall be true and accurate in all material respects, in each case as of the Closing Date as though made on and as of such date (unless any such Purchaser’s Warranty is made only as of a specific date, in which event such Purchaser’s Warranty shall be true and accurate in all material respects as of such specified date), except where the breach of any Purchaser’s Warranty has not had a Purchaser’s Group Material Adverse Effect.

4.1.6	The statements in clauses 7.1.2, 7.1.4 and 10.2 of Schedule 14 shall be true and accurate in all materials respect, in each case as of the Closing Date as though made on and as of such date (and not subject to the exception contained in the last sentence of clause 4.1.4), unless the Seller has notified the Purchaser in writing that the statements in clauses 7.1.2, 7.1.4 and 10.2 of Schedule 14 cannot also be made as per the Closing Date because of a specified event occurring between the date hereof and the Closing Date and the Seller shall accept the corresponding liability subject to the terms of this Agreement and, as a result, this clause 4.1.6 shall cease to apply and such statements shall for the purpose of this clause 4.1 only be subject to clause 4.1.4.

4.1.7	On or prior to the Closing Date, no government entity of competent jurisdiction shall have issued or granted any order (whether temporary, preliminary or permanent) or otherwise taken any affirmative action that has the effect of making the consummation of the Transaction illegal in any jurisdiction in which Group or the Purchaser have material business or operations or which has the effect of prohibiting or otherwise preventing the consummation of the Transaction.

4.1.8	On or prior to the Closing Date, there shall not have occurred, since the date hereof, any change, event or circumstance that has had a Group Material Adverse Effect or a Purchaser’s Group Material Adverse Effect, as the case may be.

4.2	Satisfaction and notification

4.2.1	Both Parties shall use all reasonable endeavours to ensure the satisfaction of the Closing Conditions, in each case as soon as possible after the date hereof.

4.2.2	If a Party becomes aware of a circumstance that will or is reasonably likely to result in a failure to satisfy a Closing Condition, it will notify the other Party without delay.

4.2.3	Promptly upon becoming aware of the same, each of the Seller and the Purchaser, as the case may be, shall give notice to the other Party of the satisfaction of any of the Closing Conditions.

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4.3	Waiver

4.3.1	The Closing Condition set out in clauses 4.1.1, 4.1.3 , 4.1.7 and 4.1.8 may only be waived by the Seller and the Purchaser jointly in writing.

4.3.2	The Closing Conditions set out in clauses 4.1.2, 4.1.4 and 4.1.6 may only be waived by the Purchaser in writing.

4.3.3	The Closing Condition set out in clause 4.1.5 may only be waived by the Seller in writing.

4.4	SEC Requirements

If the Purchaser determines in good faith after consideration of any formal or informal guidance from the SEC and consultation with Deloitte and its legal advisors that more than 2 (two) years of historical financial information relating to the Operations is required to be filed pursuant to Item 9.01 of Form 8-K in connection with the Transaction and, Deloitte is unable to confirm that it reasonably expects to be able to audit such historical financial information in sufficient time to permit compliance with the requirements of Item 9.01, then the Purchaser is entitled to delay Closing with two weeks successive periods each, until Deloitte has provided such confirmation.

4.5	Long stop date

4.5.1	If, 12 (twelve) months after the date hereof, all Closing Conditions have been fulfilled but the Purchaser has delayed Closing pursuant to clause 4.4, such right to delay Closing shall lapse and parties are required to effectuate Closing.

4.5.2	Unless otherwise agreed by the Parties hereto, if the Closing Conditions are not satisfied or waived within 12 (twelve) months after the date hereof, the Purchaser or the Seller may, in its sole discretion, terminate this Agreement by notice to the other, and no Party shall have any claim against the other save for any claim arising from breach of any obligation contained in clauses 4.2 and 5.1, provided that no such termination notice may be given by a Party which is in default of its obligations under this Agreement.

5	PRE-CLOSING OBLIGATIONS

5.1	Anti-trust approvals

5.1.1	The Purchaser and the Seller agree as follows:

(a)	the Purchaser and Seller shall as promptly as practicable, prepare and file with the competent Governmental Authorities the notices, applications and requests necessary to satisfy the Closing Condition set out in clause 4.1.1;

(b)

the Purchaser and the Seller shall supply as promptly as practicable any additional information and documentary material that may be requested by any competent Governmental Authority in connection with the Closing Condition set out in clause 4.1.1, provided that, the Purchaser shall consult with the Seller with

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respect to any written submission, information or documentary materials, and the Seller shall have the right, and the Purchaser shall take all necessary action to allow the Seller, to provide input on the same in advance; and

(c)	the Purchaser shall use its best efforts to procure as soon as practicable the fulfilment of the Closing Conditions set out in clause 4.1.1, including by agreeing to (i) take any action that may be required to fulfil all of the Closing Conditions within three (3) months after the date hereof (including by offering or accepting to perform any disposition of assets or businesses that may be required by any relevant Governmental Authority) and (ii) duly and promptly comply with any condition that any relevant Governmental Authority may impose in connection with the Transaction.

5.1.2	The Seller and Purchaser shall each bear their own filing fees and other costs incurred in relation to any anti-trust or similar filing required to be made in any jurisdiction in connection with the Transaction. The Purchaser shall also bear all costs, penalties and fines resulting from not filing in any jurisdiction where it is determined that filing should have taken place.

5.1.3	Without prejudice to clause 5.1.1, the Seller and the Purchaser shall:

(a)	promptly co-operate with and provide all necessary information and assistance reasonably required by any Governmental Authority in connection with the Closing Conditions upon being requested to do so by the other Party; and

(b)	promptly inform the other Party of any communication received from, or given by it to, any Governmental Authority with respect to any of the Closing Conditions;

provided that any and all communications by either Party with a Governmental Authority in connection with the Closing Conditions shall require the prior written approval of the other Party, which approval shall not be unreasonably withheld or delayed.

5.1.4	Subject to applicable law, each Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Party as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to Employees, officers or directors of the recipient, unless express written permission is obtained in advance from the source of such materials.

5.1.5	Subject to applicable law, neither Party shall independently participate in any formal meeting with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate.

5.1.6

Without prejudice to clauses 5.1.1 and 5.1.3, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority or any other person challenging (any part of) the Transaction, each Party shall co-operate in all respects with the other Party and use its reasonable

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best efforts to defend, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the Transaction.

5.2	Filing of SEC Financial Statements

5.2.1	The Purchaser shall use its best efforts to obtain, as promptly as practicable, formal or informal guidance from the SEC that the requirements of Items 2.01 and 9.01 of Form 8-K will be satisfied by the filing of audited financial statements relating to the Operations for the 2 (two) fiscal years preceding the Closing Date.

5.2.2	Parties shall use their best efforts to have Deloitte confirm in accordance with clause 4.4 above, including providing sufficient manpower and information.

5.3	Conduct of the Operations prior to Closing

5.3.1	During the period from the date hereof up to the Closing, except as otherwise contemplated by this Agreement, including the Separation Plan, or as the Purchaser shall otherwise consent in writing in advance (which consent shall not be unreasonably be withheld or delayed), the Seller shall, and to the extent applicable shall cause the other members of the Seller’s Group to, conduct the Operations in the Ordinary Course of Business and use its commercially reasonable efforts to preserve intact the Operations and its relationship with customers, suppliers, creditors and Employees.

5.3.2	During the period from the date hereof up to the Closing, except as otherwise contemplated by this Agreement, including the Separation Plan, or as the Purchaser shall otherwise consent in writing in advance (which consent shall not be unreasonably be withheld or delayed), the Seller shall not take any of the following actions with respect to the Operations and, to the extent applicable, shall cause the other members of the Seller’s Group not to:

(a)	(after the Company’s establishment), amend or otherwise change any articles of association, by-laws, certificates of incorporation or similar corporate governing documents of the Company;

(b)	(after the Company’s establishment), reclassify, split, repay, recapitalize, redeem adjust the par value of, pay out stock dividend or repurchase, or allow to be reclassified, split, repaid, redeemed or repurchased any shares or other ownership interests of the Company;

(c)	create, allot, issue, pledge, dispose of or encumber, or allow to be created, allotted, issued, pledged, disposed or encumbered any shares, ownership interests or voting securities, or any warrants, convertible securities other rights of any kind to acquire or receive any shares, any other ownership interests or any voting securities of the Company, or issue any instruments that give rise to the right of the holder to obtain shares, ownership interests or voting securities in the Company;

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(d)	declare, set aside, make or pay any dividend in kind or otherwise or make any equity distribution in kind or otherwise to shareholders of the Company;

(e)	incur any additional indebtedness, or issue any debt securities or assume, guarantee or endorse any material obligations of any other Person, except in the Ordinary Course of Business;

(f)	make any (i) capital expenditures which exceed, on a quarterly basis, EUR 250,000, or (ii) loans, advances or capital contributions to, or investments in, any other Person (other than the Company) except in the Ordinary Course of Business;

(g)	acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein;

(h)	sell, assign, lease, transfer, license, encumber or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any assets, except in the Ordinary Course of Business;

(i)	mortgage or pledge any assets, other than in the Ordinary Course of Business;

(j)	terminate, extend, materially modify, release or assign any Material Contract;

(k)	enter into any contract, arrangement or commitment or amend any contract, arrangement or commitment, other than in the Ordinary Course of Business;

(l)	materially increase, amend or grant any employee benefits in any material manner, except in the Ordinary Course of Business;

(m)	settle any legal proceedings or other disputes (A) that would result in the Seller, or to the extent applicable the Group, being enjoined in any respect material to the Transaction or the Operations or (B) for any amount for which the Company, Purchaser or Purchaser Parent would be liable, except to the extent that such settlement is reflected as an adjustment to the Purchase Price;

(n)	accelerate the delivery or sale of products or the incurrence of capital expenditures, or offer discounts on sale of products or premiums on purchase of raw materials, except in the Ordinary Course of Business;

(o)	in respect of the Company and the Operations, (i) make or alter any material election with respect to Taxes, (ii) file any amended Tax Return, or (iii) settle or compromise any material claim or audit with respect to Taxes; or

(p)	authorize or enter into any agreement or commitment with respect to any of the foregoing.

5.4	French Employees

5.4.1

The Seller shall use its best efforts to facilitate the Purchaser in assessing the workforce in Caen, France primarily working in relation to the Operations in view of the contemplated integration into the businesses of the Purchaser. The Parties

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acknowledge that time is of the essence and that the Purchaser will need to be given in accordance with clause 5.6 appropriate access to the relevant information and people for the purpose of this clause 5.4.

5.4.2	The Purchaser shall offer, in consultation with the Seller, as soon as possible after the date hereof but in any event not less than 3 (three) Business Days prior to the Closing Date, [*]; and

5.4.3	The Purchaser shall procure that the offer to be made will be such that (A) the provisions of the new contract shall be, as to the capacity and place in which the French Employee will be employed and as to the other terms and conditions of his or her employment, when considered overall, no less favourable than the corresponding provisions of his or her contract of employment as existing immediately prior to the Closing Date, and (B) it provides that his or her period of continuous service with the Seller’s Group shall be counted as continuous service with the Purchaser’s Group; and

5.4.4	The Seller shall procure that, upon acceptance of the offer made pursuant to clauses 5.4.1 through 5.4.2, as from the Closing Date the relevant member of the Seller’s Group shall [*].

5.5	Separation

The Seller shall use its commercially reasonable efforts, and the Purchaser shall give all reasonable information and assistance to the Seller to complete in all material respects, as soon as reasonably practicable after the date hereof, the Separation, as set forth in the Separation Plan. The Seller shall not, and shall procure that any other member of the Seller’s Group shall not, amend the terms of any of the Ancillary Agreements in any manner without the prior consent of the Purchaser, which consent shall not be unreasonably withheld. The Seller shall regularly inform the Purchaser of the progress being made with respect to the Separation and provide the Purchaser with such information as it may reasonably request with respect thereto.

5.6	Other relevant Seller’s obligations prior to the Closing Date

5.6.1	Without prejudice to the generality of clause 5.3, prior to the Closing Date, the Seller shall allow the Purchaser and its respective representatives and advisors, upon reasonable notice, reasonable access to, and to take copies of, the books and records relating to the Operations, provided that the obligations of the Seller under this clause shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Seller’s Group or confidential under any arrangement with a third party.

5.6.2	Prior to the Closing Date, the Purchaser shall allow the Seller and its respective representatives and advisors, upon reasonable notice, reasonable access to, and to take copies of, the books and records relating to the Purchaser’s Group, provided that the obligations of the Purchaser under this clause shall not extend to allowing access to information which is reasonably regarded as confidential to the activities of the Purchaser’s Group or confidential under any arrangement with a third party.

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6	CLOSING

6.1	Date and place

Subject to clause 6.2 and Schedule 4 and the satisfaction, or waiver under clause 4.3, of each of the Closing Conditions, the Closing shall take place in accordance with Schedule 4 on 4 September 2007.

6.2	Breach of Closing obligations

6.2.1	If any Party fails to comply with any of its material obligations in Schedule 4, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to the right to claim damages) by written notice to the Seller or the Purchaser, as the case may be, served on the Closing Date, to fix a new date for the Closing (being the first Business Day of the next monthly reporting period of the Seller’s Group) in which case the provisions of clause 6.1 and Schedule 4 shall apply to the Closing as so deferred.

6.2.2	If the non-complying Party fails to comply with any material obligation in Schedule 4 on the new date for the Closing, the other Party shall be entitled (in addition to and without prejudice to it’s right to claim damages) by written notice served on such new date for the Closing:

(a)	to terminate this Agreement without liability on its part or on the part of those on whose behalf notice is served; or

(b)	to effect the Closing so far as practicable having regard to the defaults which have occurred; or

(c)	subject to clause 4.4, to set a new date for the Closing (being the first Business Day of the next monthly reporting period of the Seller’s Group) in which case the provisions of clause 6.1 and Schedule 4 shall apply to the Closing as so deferred.

7	CLOSING DATE INVENTORY STATEMENTS

7.1	Preparation of Closing Date Inventory Statements

The Seller and the Purchaser shall determine the Finished Goods Inventory as at the Closing Date, by a physical inventory taken at the Seller’s industrial warehouse located in Hong Kong at the close of business in Hong Kong on 31 August 2007 at 18:00 p.m., local time and at the Siemens consignment warehouse in Bocholt, Germany on 30 August 2007 at 18:00 p.m., local time and subsequently, the Seller shall, as soon as practicable, and in no event later than 90 (ninety) days after the Closing Date, prepare or cause to be prepared the Closing Date Inventory Statements. The Purchaser shall be notified of, and have the right to observe, any physical inventory taken in connection with the preparation of the Closing Date Inventory Statements.

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7.2	Principles

7.2.1	The Closing Date Inventory Statements shall be prepared in accordance with:

(a)	the Seller’s past accounting methods, policies, practices and procedures and in the same manner, with consistent classification and estimation methodology, as used in respect of the Accounts. For the avoidance of doubt, the Closing Date Inventory Statements shall not include work in process or Business Inventory located in an NXP Die Bank or NXP Wafer Bank and in line with the Seller’s past accounting methods, the value of the Business Inventory located in a Finished Goods Store shall be based on transfer prices; and

(b)	US GAAP to the extent not covered by the accounting methods, policies practices and procedures, referred to under (a) above;

provided that, in the case of a conflict between the various rules to which this clause 7.2.1 refers, those referred to in (a) shall take precedence over those referred to in (b).

7.2.2	For purposes of calculating the Closing Date Inventory Statements, any amounts in currencies other than Euros shall be translated into Euros using the applicable exchange rates prevailing on the Closing Date.

7.2.3	Upon completion of the Closing Date Inventory Statements, the Seller shall derive from each Closing Date Inventory Statements the Inventory Amount as of the Closing Date at 00.00 a.m. CET (the aggregate of all such Inventory Amount hereinafter referred to as the “Closing Date Inventory Amount”) each such statements along with such amount to the Purchaser.

7.2.4	The Closing Date Inventory Amount will be re-valued based on the prices set forth in Schedule 1 of the Manufacturing Services Collaboration Agreement (the “Adjusted Closing Date Inventory Amount”).

7.2.5	The Seller agrees to reimburse the Purchaser for all arrangements outside the ordinary course of business whereby the Purchaser is obligated by virtue of commitments made by the Seller on or prior to the Closing Date to provide to a customer after Closing in the form of (i) “free” Business Inventory, (ii) volume reductions, (iii) discounts or price concessions from the price the customer would otherwise be obligated to pay, or (iv) other similar arrangements, each of them directly resulting from a default or claim under an agreement with such customer and not resulting from ordinary course of business contract negotiations and are required to be provided for or noted in the financial statements as per the Closing Date in accordance with US GAAP, (collectively, the “Commitments”) and the amounts or equivalent monetary value to be payable by the Purchaser by virtue of such Commitments. Such list is attached as Schedule 19. The Seller represents and warrants that there are no Commitments other than those listed in Schedule 19. For purposes of calculating the Closing Date Inventory Statements, all amounts set out in Schedule 19 will be deducted in determining the Adjusted Closing Inventory Amount.

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7.3	Agree or disagree

7.3.1	The Closing Date Inventory Statements shall become final and binding upon the Parties unless the Purchaser presents the Seller, within 45 (forty-five) days after its receipt of the Closing Date Inventory Statements from the Seller, written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement (the “Purchaser’s Objection”). The scope of Purchaser’s Objection with the Closing Date Inventory Statements shall be solely and exclusively determined by the written notice given within the above mentioned 45 (forty-five) days period.

7.3.2	In the event that the Purchaser delivers a Purchaser’s Objection to the Seller within such 45 (forty-five) days period, the Purchaser and the Seller shall attempt in good faith to resolve any such objections within 45 (forty-five) days after the receipt by the Seller of Purchaser’s Objection. If the Purchaser and the Seller are unable to resolve any disagreement with respect to the Closing Date Inventory Statements within such 30 (thirty)-day period, the items of disagreement alone (the “Remaining Disagreements”) will be promptly referred for final determination to the Independent Accountant in accordance with clause 7.5.

7.3.3	The Closing Date Inventory Statements will be deemed to be binding on the Parties upon:

(a)	the Purchaser’s failure to deliver to the Seller a Purchaser’s Objection within 30 (thirty) days after its receipt of the Closing Date Inventory Statements;

(b)	resolution of any disagreement by mutual agreement of the Purchaser and the Seller after a timely Purchaser’s Objection has been delivered to the Seller; or

(c)	notification by the Independent Accountant of its final determination of the Remaining Disagreement submitted to it.

7.4	Post-Closing market or business developments

The Closing Date Inventory Statements include certain estimates and judgements which may change after the Closing Date. The Seller and the Purchaser agree that any market or business developments after the preparation and audit by the Seller’s accountants of the Closing Date Inventory Statements that should not have been reserved for or accrued as of the Closing Date in accordance with US GAAP shall not be taken into consideration and that the status of the Group’s affairs and market circumstances at the time of the Closing and during the preparation of the Closing Date Inventory Statements by the Seller shall prevail. Any facts or events arising after the date, upon which the Seller has prepared the draft Closing Date Inventory Statements and presented them in accordance with clause 7.1 to the Purchaser, shall not be taken into consideration in the final determination of the Closing Date Inventory Statements.

7.5	Determination by Independent Accountant

7.5.1	The Independent Accountant, acting as expert and not as arbitrator, shall determine, on the basis set forth in and in accordance with clause 7.2, and only with respect to the Remaining Disagreements so submitted by the Seller and the Purchaser, whether and to what extent, if any, the Closing Date Inventory Statements and the Closing Date Inventory Amount require adjustment.

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7.5.2	The Seller and the Purchaser shall instruct the Independent Accountant to deliver its written determination to the Seller and the Purchaser no later than 30 (thirty) days after the Remaining Disagreements are referred to the Independent Accountant. The Independent Accountant’s determination shall be conclusive and binding upon the Seller and the Purchaser and their respective Affiliates, absent manifest error. The fees and disbursements of the Independent Accountant shall be borne by the Seller and the Purchaser in the proportion that the aggregate value of those Remaining Disagreements that the Independent Accountant determines requires adjustment bears to the aggregate value of those Remaining Disagreements that the Independent Accountant determines not to require adjustment.

7.5.3	The Seller and the Purchaser shall make readily available to the Independent Accountant all relevant books and records and any work papers (including those of the Parties’ respective accountants, to the extent permitted by such accountants) relating to the Closing Date Inventory Statements and the Purchaser’s Objection and all other items reasonably requested by the Independent Accountant in connection therewith.

7.6	Co-operation

7.6.1	The Purchaser’s Group shall provide to the Seller and its accountants full access to the books and records of the Group and to any other information, including work papers of its accountants (to the extent permitted by such accountants), and to any employees during regular business hours and on reasonable advance notice, to the extent necessary for the Seller to prepare the Closing Date Inventory Statements, to respond to the Purchaser’s Objection and to prepare materials for presentation to the Independent Accountant in connection with clause 7.1.

7.6.2	The Purchaser and its accountants shall be provided full access to all information used by the Seller in preparing the Closing Date Inventory Statements, including the work papers of its accountants (subject to customary hold harmless covenants).

7.7	Material changes

The Parties shall make appropriate adjustments to the Closing Date Inventory Statements only if:

(a)	in respect of an individual line item of the Closing Date Inventory Statements the adjustment amounts to more than EUR 50,000, in which event the entire amount of such adjustment shall be taken into account for purposes of clause 7.7(b); and

(b)	in the aggregate, the adjustments mentioned in clause 7.7(a) amount to more than EUR 1,000,000, in which event the adjustments shall be made for the full amount of such adjustments.

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8	ADJUSTMENT OF THE PURCHASE PRICE

8.1	Adjustment of the Purchase Price

8.1.1	If the sum of the result of the Adjusted Closing Date Inventory Amount minus the amount derived by multiplying the Reference Inventory Amount by the ratio equivalent to the Adjusted Closing Date Inventory Amount divided by the Closing Date Inventory Amount (the “Adjustment Amount”) is a positive number, the Initial Purchase Price shall increase by that amount and the Purchaser shall promptly (and in any event within 5 (five) Business Days) after the final determination thereof pay to the Seller the Adjustment Amount.

8.1.2	If the Adjustment Amount is a negative number, the Seller shall pay this amount to the Purchaser by means of free deliveries of NXP Products to the Purchaser until the value of the Adjustment Amount has been fully consumed.

8.2	Interest

The Seller or the Purchaser, as the case may be, shall pay the interest accrued on the Adjustment Amount from the Closing Date up to the date of payment of the Adjustment Amount at EURIBOR calculated based on (A) the actual number of days between the Closing Date and the date of payment of the Adjustment Amount, divided by (B) 365 (three hundred sixty-five), in Euros by wire transfer of immediately available funds to an account designated by the Seller or the Purchaser, as the case may be.

9	POST-CLOSING OBLIGATIONS

9.1	Separation actions

Without detracting from clauses 4.1.2 and 5.4, to the extent that any of the Separation actions set out in Schedule 2 have not been taken by the time of Closing, the Seller and the Purchaser shall as soon as reasonably practicable after Closing continue with such actions in order to complete the Separation as soon as practicable after Closing.

9.2	Indemnity against Business Liabilities

In respect of each Business, the Purchaser shall indemnify, defend and hold harmless the Seller and, as an irrevocable third party stipulation, each Business Seller, against:

9.2.1	all Business Liabilities and any liability incurred by the Business Seller arising from the conduct by the Business Purchaser(s) of the relevant Business on or after the Closing, including any such liability which becomes a liability of the Business Seller by virtue of any applicable law; and

9.2.2	any Losses which the Business Seller may suffer by reason of the Business Purchaser not taking any reasonable action to avoid, resist or defend any liability referred to in clause 9.2.1.

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9.3	Release of Guarantees

9.3.1	The Purchaser shall procure, with effect from Closing or as soon as reasonably practicable thereafter, the release of the Seller’s Group from any (joint and/or several) Guarantees given by, assumed by or binding upon the Seller or any other member of the Seller’s Group in relation to any of the liabilities of the Operations or any of the liabilities of the Group. Pending such release the Purchaser shall indemnify, defend and hold harmless the Seller and, as an irrevocable third party stipulation, the other members of the Seller’s Group against all amounts paid by any of them pursuant to any such Guarantees.

9.3.2	The Seller shall procure, with effect from Closing or as soon as reasonably practicable thereafter, the release of the Group from any (joint and/or several) Guarantees given by, assumed by or binding upon the Group in relation to any liability of the Seller or any other member of the Seller’s Group. Pending such release, the Seller shall indemnify, defend and hold harmless the Purchaser and, as an irrevocable third party stipulation, the other members of the Purchaser’s Group against all amounts paid by any of them pursuant to any such Guarantees.

9.4	Pre-Closing Receivables/Pre-Closing Payables

9.4.1	If at any time on or after the Closing Date, any member of the Purchaser’s Group receives any monies in respect of any Pre-Closing Receivable, then the Purchaser shall procure that the relevant member of the Purchaser’s Group shall pay the amount received, less reasonable administrative expenses, to the relevant member of the Seller’s Group as soon as reasonably practicable.

9.4.2	If at any time on or after the Closing Date, any member of the Purchaser’s Group receives any invoice in respect of any Pre-Closing Payable, then the Purchaser shall forward to the relevant member of the Seller’s Group such invoice and the Seller shall procure the prompt payment in cash of such invoice by the relevant member of the Seller’s Group to the relevant third party or, in the event such invoice has been paid by a member of the Purchaser’s Group, the prompt reimbursement in cash of the relevant member of the Purchaser’s Group.

9.4.3

The Seller shall be responsible for (X) all Pre-Closing Payables of the Employees relating to the period of time prior to the Closing Date (irrespective of whether such claims are due), including, without limitation, notice period related payments, bonuses, commissions, insurance payments, other personal incentives, accrued vacation, overtime or gratification payments and (Y) pension and other long-term benefits contributions and arrangements as specified in the Separation Plan. Such Pre-Closing Payables shall be paid by the Seller or the relevant member of the Seller’s Group (a) to the relevant Employees (if such liabilities are due), (b) through a set off against the Closing Purchase Price (if said liabilities are not due or pursuant to other arrangements agreed upon by the Parties), or (c) with respect to the long-term benefits and pensions arrangements specified in the Separation Plan, by transferring the equivalent amount calculated in accordance with the Separation Plan to the Purchaser (or one of its

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Affiliates). Schedule 20 attached hereto sets forth a list (with sufficient detail) of (i) the amount, as of the Closing Date, with respect to each pension fund and other long-term benefits arrangements, organized by country, to be transferred to the Purchaser (or one of its Affiliates) pursuant to the Separation Plan and (ii) the amount of the other aforementioned Pre-Closing Payables, organized by country and within each country by each Employee, to be paid to the relevant Employees (if such liabilities are due) or (if said liabilities are not yet due or pursuant to other arrangements agreed upon by the Parties) to be set off against the Closing Purchase Price. If the amounts relating to the Pre-Closing Payables referred to in (X) and (Y) can not be determined with reasonable assurance prior to the Closing Date or such amounts need to be adjusted after the Closing Date, they will be paid in the manner provided in clause 9.4.4 as soon as they can be determined.

9.4.4	With respect to the Pre-Closing Payables set forth in clause 9.4.3 and other Pre-Closing Payables not otherwise specified in clause 9.4.2 to be paid to the Purchaser (or one of its Affiliates) after the Closing Date, the Seller or the relevant member of the Seller’s Group shall procure the prompt payment of the amount of such Pre-Closing Payables in cash to the Purchaser. If the Parties dispute the amount of such Pre-Closing Payables, the dispute resolution procedures substantially similar to those set forth in clauses 7.3, 7.4, 7.5 and 7.6 relating to the Closing Date Inventory Amount shall apply to the resolution of such dispute.

9.5	Post-Closing Receivables/Post-Closing Payables

9.5.1	If at any time on or after the Closing Date, any member of the Seller’s Group receives any monies in respect of any Post-Closing Receivable, then the Seller shall procure that the relevant member of the Seller’s Group shall pay the amount received, less reasonable administrative expenses, to the relevant member of the Purchaser’s Group as soon as reasonably practicable.

9.5.2	If at any time on or after the Closing Date, any member of the Seller’s Group receives any invoice in respect of any Post-Closing Payable, then the Seller shall forward to the relevant member of the Purchaser’s Group such invoice and, unless the Purchaser elects to contest such invoice vis-à-vis the third party, the Purchaser shall procure the prompt payment of such invoice by the relevant member of the Purchaser’s Group to the relevant third party or, in the event such invoice has been paid by a member of the Seller’s Group, the prompt reimbursement of the relevant member of the Seller’s Group.

9.6	Reciprocal release of liabilities

As of completion of the actions set out in Schedule 3 on the Closing Date, except with respect to liabilities referred to in clauses 9.4 and 9.5 and any other liabilities pursuant to (i) this Agreement, (ii) trading agreements entered into in the Ordinary Course of Business and (iii) the Ancillary Agreements, (A) the Seller and the other members of the Seller’s Group shall be released and discharged by the Purchaser and the Group from any and all liabilities arising from or in relation to the Business and (B) the Purchaser and the Group shall be released and discharged by the Seller and the other members of the Seller’s Group from any and all liabilities arising from or in relation to any activities of the Seller’s Group.

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9.7	Use of names

9.7.1	The Purchaser shall procure that, as soon as practicable after the Closing, but in any event within 20 (twenty) Business Days after the Closing Date, (i) the Company changes its name so that it does not contain the name “NXP”, or any abbreviation thereof or any name or lettering which is likely to be confused with the same, and (ii) the Seller is furnished with appropriate written evidence of such change of name.

9.7.2	The Purchaser shall not, and shall procure that no member of the Purchaser’s Group shall, after Closing, use in any way whatsoever, by means of trading names, domain names, registered or unregistered trade marks, logos or otherwise, the name “NXP”, or any abbreviation thereof or any name or lettering which is confusingly similar to the same. Notwithstanding the foregoing provisions of this clause 9.7.2, the Purchaser shall, as soon as practicable after the Closing, but in any event within 3 (three) months after the Closing Date, procure that the name “NXP”, or any abbreviation thereof, is removed from all products, business stationery and other assets held by the Group, and from all premises occupied by the Purchaser’s Group.

9.8	Retention of records

9.8.1	The Purchaser shall retain for a period of 5 (five) years from Closing, or such longer period as may be prescribed by applicable law (or with respect to Tax Returns and supporting work papers and documentation relating thereto, if longer, until the expiration of the relevant statute of limitations), all books, records and other written information relating to the Operations which are held at premises occupied by the Group at Closing and, to the extent reasonably required by the Seller, shall allow the Seller, upon reasonable notice, access during normal office hours to such books, records and other information, including the right to inspect and take copies at the Seller’s expense.

9.8.2	The Seller shall retain for a period of 5 (five) years from Closing, or such longer period as may be prescribed by applicable law (or with respect to Tax Returns and supporting work papers and documentation relating thereto, if longer, until the expiration of the relevant statute of limitations), any books, records or other written information relating to the Operations which are not held at the premises occupied by the Group at Closing and, to the extent reasonably required by the Purchaser, shall allow the Purchaser, upon reasonable notice, access during normal office hours to such books, records and information, including the right to inspect and take copies at the Purchaser’s expense.

9.9	Insurance

The Purchaser acknowledges and agrees that as from the Closing Date all insurance cover provided in relation to the Group pursuant to policies maintained by (any member of) the Seller’s Group, whether such policies are maintained with third party insurers or within the Seller’s Group, shall be terminated or shall no longer provide coverage for any events,

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occurrences or accidents occurring on or after the Closing Date, and no third party or member of the Seller’s Group shall have any liability or responsibility for any such events, occurrences or accidents under such policies occurring on or after the Closing Date.

9.10	Discharge former managing directors of the Group

9.10.1	The Purchaser shall procure that within 4 (four) weeks after the Closing Date the relevant Company grants the former managing directors discharge for their management until the Closing Date, except for acts by them prior to the Closing Date that constitute fraud or criminal or wilful misconduct.

9.10.2	The Seller shall refrain from seeking recourse against any Employee in respect of any claim of the Purchaser under this Agreement (including the schedules attached hereto), except for acts by them prior to the Closing Date that constitute fraud or criminal or wilful misconduct.

9.11	Obligation to obtain Third Party Consents

9.11.1	The transfer of the Contracts by the Seller’s Group to the Purchaser or the Purchaser’s Group may be subject to the prior approval of the other party to such contracts (the “Third Party Consent”). [*]

9.11.2	In connection with the obtaining of any Third Party Consent referred to in clause 9.11.1, the Purchaser shall supply to the Seller such information and references (under appropriate non-disclosure arrangements) regarding the Purchaser as may be reasonably requested by the Seller or any relevant third party for the purpose of obtaining Third Party Consents.

9.11.3	In respect of any Contract, from the Closing Date [*]:

(a)	[*];

(b)	[*]; and

(c)	[*].

9.12	Umbrella Contracts

9.12.1	The Seller and the Purchaser shall use all reasonable endeavours to negotiate with each Umbrella Contract Party a [*]. [*].

9.12.2	With respect to an Umbrella Contract, [*].

9.13	Relocation of Operations

The Seller and Purchaser acknowledge that the relocation of the Operations embedded in the NXP organizations in Caen, France, and Bangalore, India, is in process but will not be completed as contemplated by Section 10 of the Separation Plan prior to the Closing Date. Such relocation shall be completed at Seller’s expense as promptly as practicable following the Closing Date, whereby the Purchaser is expected to sign a new lease agreement directly with the lessor in Caen, France and will enter into a sublease agreement in Bangalore, India, each as discussed between the Seller and the Purchaser prior to the date hereof.

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10	WARRANTIES

10.1	Seller’s Warranties

10.1.1	Subject to the remaining provisions of this clause 10 and clauses 11 and 12, the Seller represents and warrants to the Purchaser that the Seller’s Warranties:

(a)	are true and accurate in all material respects as at the date hereof; and

(b)	shall, save as otherwise expressly provided in the Seller’s Warranties, also be true and accurate in all material respects as at Closing, provided that all such representations and warranties that pertain to or are made with respect to the Company not yet incorporated at the date hereof, are made as at Closing and not as of the date hereof.

10.1.2	Neither the Purchaser, nor any other member of the Purchaser’s Group nor any of their respective officers or directors has actual knowledge of any breach of the Seller’s Warranties. Neither the Purchaser, nor any other member of the Purchaser’s Group, nor any of its officers or directors shall be deemed to have investigated any matter which is not fairly disclosed in this Agreement (including the Schedules attached hereto) or the Due Diligence Information.

10.1.3	The Purchaser acknowledges and agrees that the Seller makes no representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or statements of opinion howsoever provided to the Purchaser on or prior to the date hereof (including any information of that nature contained in the Due Diligence Information). The Purchaser acknowledges that no representations or warranties, express or implied, have been given or are given other than the Seller’s Warranties.

10.1.4	The only Seller’s Warranties given in respect of intellectual property matters are those contained in clause 7 of Schedule 14 and in the Intellectual Property Transfer and License Agreement, and each of the other Seller’s Warranties shall be deemed not to be given in respect of such matters.

10.1.5	Notwithstanding anything else to the contrary in this Agreement (including the Schedules attached hereto), in the absence of fraud or criminal or wilful misconduct, the Purchaser’s sole and exclusive remedy against the Seller for a breach of Seller’s Warranties shall be a claim for Losses made pursuant to this clause 10. Notwithstanding the applicability of this Agreement in relation to a breach of Seller’s Warranties, this provision does not have the intent to deprive the Purchaser of any remedy available to the Purchaser under any other agreements based on the same conduct.

10.2	Seller’s disclosures

The Seller’s Warranties are subject to, and the Seller shall not be liable for breach of any of the Seller’s Warranties in relation to, any matter which is fully and fairly disclosed in this Agreement (including the Schedules attached hereto) and the Due Diligence Information. The Parties acknowledge that (i) where such matters are not reasonably apparent for

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Purchaser from a prima facie review of such information, or (ii) where reference is made to a (particular part of a) document but the document has not been provided to the Purchaser, such matter or reference and (particular part of a) document shall not be deemed to be disclosed to the Purchaser in respect of the Seller’s Warranties pursuant to this clause.

10.3	Liability for breach

After the Closing and subject to this clause 10 and clauses 11 and 12, the Seller shall be liable to the Purchaser for any Losses incurred by the Purchaser in connection with or as a result of any breach of the Seller’s Warranties.

10.4	Purchaser’s Warranties

10.4.1	The Purchaser represents and warrants to the Seller that the Purchaser’s Warranties are true and accurate as at the date hereof and shall also be true and accurate as at Closing.

10.4.2	Neither the Seller, nor any other member of the Seller’s Group nor any of their respective officers or directors has knowledge of any breach of the Purchaser’s Warranties.

10.4.3	Notwithstanding anything else to the contrary in this Agreement (including the Schedules attached hereto), the Seller’s sole and exclusive remedy against the Purchaser for a breach of Purchaser’s Warranties shall be a claim for Losses made pursuant to this clause 10.

10.4.4	After the Closing, and subject to the provisions set forth in clauses 11 and 12, mutatis mutandis, the Purchaser shall be liable to the Seller for any Losses incurred by the Seller in connection with or as a result of any breach of the Purchaser’s Warranties.

10.5	Limitations

In no event shall the Seller be liable more than once for the same matter under different Seller’s Warranties or be liable for an amount higher than the Losses without taking into consideration any valuation principle applied by the Purchaser in calculating the Initial Purchase Price.

10.6	Tax warranties and indemnity

The provisions of clause 11 of Schedule 14 and Schedule 17 shall apply in respect of obligations of the Parties relating to Taxes.

10.7	Intellectual Property indemnity

The Seller will indemnify, defend and hold the Purchaser harmless from and against any liabilities, losses, damages, costs and expenses arising out of:

(a)	any claim, action, suit and proceeding brought by a third party to the Seller before the Closing Date alleging that any Products sold prior to the Closing Date infringe on any copyright, trade secret, trademark, mask work right, patent or any other intellectual property right of that third party;

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(b)	any claim, action, suit and proceeding brought by a third party to the Purchaser either after the Closing Date alleging that any Products sold by the Seller before the Closing Date infringe on any copyright, trade secret, trademark, mask work right, patent or any other intellectual property right of that third party (for the avoidance of doubt: on the understanding that any liabilities, losses, damages, costs and expenses arising out of sale of any Products after Closing Date shall be for the risk of the Purchaser), provided that:

(i)	the Seller shall only be liable for any damages assessed by the applicable court in relation to Products sold prior to the Closing Date (for example having the nature of a royalty arrangement;

(ii)	the Purchaser shall notify the Seller of any such claim received promptly and in writing;

(iii)	the Seller shall in its sole discretion decide what action to take and shall have sole control over and conduct of the settlement and defence of all claims, actions, suits and proceedings against the Seller, provided that the Purchaser may at its option and expense participate and appear in the defence of any legal procedure which is directed against it or which would adversely affect the Purchaser’s ability to defend a legal proceeding brought against it on the basis of the same or similar legal theory; and

(iv)	the Purchaser shall provide the Seller with all assistance as the Seller may reasonably require at the Purchaser’s own cost.

(c)	other than as set out above in paragraphs 10.7(a) and 10.7(b), the Operations shall be for the Purchaser’s risk as of the Closing Date and subject to the terms of this Agreement, the Purchaser shall indemnify and hold harmless the Seller thereto.

(d)	if any claim, action, suit or proceeding brought by a third party against the Purchaser should include, but not solely consist of, an alleged infringement for which the Seller is liable on the basis of clause 10.7 hereof, clause 10.7 shall apply in respect of the relevant part of the claim, action, suit or proceeding for which the Seller’s indemnification applies and the Purchaser and the Seller shall in co-operate in good faith in the defense and settlement of any such claim, action, suit or proceeding.

11	LIMITATION OF SELLER’S LIABILITY

11.1	Time limitation for claims

The Seller shall not be liable under this Agreement in respect of any Losses resulting from a breach under the Seller’s Warranties unless the Purchaser gives a notice of the Losses to the Seller specifying the matters set out in clause 12.2:

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(a)	within 60 (sixty) days after expiration of the applicable statute of limitations (including any extension thereof) in respect of the Seller’s Warranties given in respect of the Shares and the Company as contained in clause 2.1 of Schedule 14; and

(b)	within 18 (eighteen) months following the Closing in respect of any other of the Seller’s Warranties given in Schedule 14.

11.2	Minimum claims

The Seller shall not be liable under this Agreement in respect of any individual claim (or a series of claims arising from substantially identical facts or circumstances) under the Seller’s Warranties where the liability agreed or determined in respect of any such claim or series of claims does not exceed USD 250,000, provided that, if such limit is exceeded, the Seller’s liability shall be the entire amount thereof.

11.3	Aggregate minimum claims

The Seller shall not be liable under this Agreement in respect of any Losses resulting from a breach under the Seller’s Warranties unless the aggregate amount of all Losses for which the Seller would otherwise be liable under this Agreement exceeds USD 2,500,000, provided that, if such limit is exceeded, the Seller’s liability shall be the entire amount thereof.

11.4	Maximum liability

The aggregate liability of the Seller under this Agreement in respect of any Losses resulting from a breach under the Seller’s Warranties shall not exceed 10% (ten percent) of the Purchase Price.

11.5	Limitations

The limitations of the Seller’s liability set forth in clauses 11.1, 11.2, 11.3 and 11.4 shall not apply to any Losses which the Purchaser may suffer, arising out or resulting from fraud or criminal or wilful misconduct of the Seller.

11.6	Matters arising subsequent to this Agreement

The Seller shall not be liable in respect of any matter, act, omission or circumstance (or any combination thereof), including the aggravation of a matter or circumstance, to the extent that the same would not have occurred but for:

11.6.1	any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or otherwise at the request in writing or with the approval in writing of the Purchaser;

11.6.2	any act, omission or transaction of the Purchaser or any other member of the Purchaser’s Group, or their respective directors, officers, employees or agents or successors in title, after the Closing except for any act, omission or transaction taken or not taken by the Purchaser or any other member of the Purchaser’s Group in reliance on a Seller’s Warranty that was untrue on the Closing Date.

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11.6.3	the passing of, or any change in, after the date of this Agreement, any law or administrative practice of any Governmental Authority, including any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

11.6.4	any change after the date of this Agreement of any generally accepted interpretation or application of any law; or

11.6.5	any change in accounting or Taxation policy, bases or practice of the Purchaser or any other member of the Purchaser’s Group introduced or having effect after the Closing Date;

unless, with respect to clauses 11.6.3 or 11.6.5, such event is known to the Seller, would have a Group Material Adverse Effect, and is not communicated to the Purchaser prior to Closing.

11.7	Insurance

The Seller shall not be liable under this Agreement in respect of any claim to the extent that the Losses in respect of which such claim is made are covered by a policy of insurance in force at the Closing Date or would have been covered had the Purchaser after the Closing Date put in place policies equivalent to those the Seller’s Group had maintained in respect of the Operations prior to the Closing Date.

11.8	Net financial benefit

11.8.1	Any Losses for which the Purchaser may be entitled to indemnification hereunder shall be calculated on an after-Tax basis.

11.8.2	The Seller shall not be liable under this Agreement in respect of any Losses suffered by the Purchaser, any other member of the Purchaser’s Group or the Company to the extent of any corresponding savings by or quantifiable net financial benefit accruing to any of the same arising in consequence of the matter from which such Losses have arisen or arise.

11.9	Purchaser’s right to recover

11.9.1	Prior to recovery from the Seller If, before the Seller pays an amount in discharge of any claim under this Agreement, the Purchaser, the Company or any other member of the Purchaser’s Group recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser, the Company or any other member of the Purchaser’s Group (in whole or in part) in respect of the Loss which is the subject matter of the claim, the Seller, in its sole discretion, may:

(a)

require that the Purchaser shall procure that, before steps are taken to enforce a claim against the Seller (but, for the avoidance of doubt, following the required notification of the Seller under clause 12.2), all reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any

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reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery, provided that the Purchaser shall not be required to litigate against the third party or take any other actions beyond normal commercial practices; or

(b)	in the event the Seller agrees to indemnify the Purchaser, the Company and any other member of the Purchaser’s Group, be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party.

11.9.2	Following recovery from the Seller

If the Seller has paid an amount in discharge of any claim under this Agreement and the Purchaser, the Company or any other member of the Purchaser’s Group subsequently is entitled to recover or does recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser, the Company or any other member of the Purchaser’s Group (in whole or in part) in respect of the Loss which is the subject matter of the claim, the Seller, in its sole discretion, may:

(a)	require that the Purchaser shall procure that all reasonable steps are taken to enforce such recovery and shall, or shall procure that the Company or other member of the Purchaser’s Group shall, pay to the Seller as soon as practicable after receipt an amount equal to (a) any sum recovered from the third party less any costs and expenses reasonably incurred in obtaining such recovery or, if less, (b) the amount previously paid by the Seller to the Purchaser, provided that the Purchaser shall not be required to litigate against the third party or take any other actions beyond normal commercial practices; or

(b)	in the event the Seller agrees to indemnify the Purchaser, the Company and any other member of the Purchaser’s Group, be subrogated to all rights that the Purchaser has or would otherwise have in respect of the claim against the third party.

12	PURCHASER’S CLAIMS

12.1	Notification of potential claims

If the Purchaser or the Company obtains actual knowledge that a matter or circumstance is likely to give rise to a claim against the Seller under this Agreement, the Purchaser shall, as soon as reasonably practicable, and in any event within 10 (ten) Business Days of receipt of written notice that such claim may be asserted, give a notice in writing to the Seller setting out such information as is available to the Purchaser or the Group as is reasonably necessary to enable the Seller to assess the merits of the claim, to act to preserve evidence and to make such provision as the Seller may consider necessary. Failure to give such notice within such period shall not affect the rights of the Purchaser except to the extent that the Seller is prejudiced by such failure, in which event the amount of the Seller’s liability for the claim shall be reduced to the extent of such prejudice.

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12.2	Notification of claims under this Agreement

Notices of claims under this Agreement shall be given by the Purchaser to the Seller within the time limit specified in clause 12.1, specifying full information of the legal and factual basis of the claim and the evidence on which the Party relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).

12.3	Commencement of proceedings

Any claim notified pursuant to clause 12.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be withdrawn 6 (six) months after the notice is given pursuant to clause 12.2 unless legal proceedings in respect of it (i) have been commenced by being both issued and served and (ii) are being and continue to be pursued with reasonable diligence.

12.4	Investigation by the Seller

In connection with any matter or circumstance notified by the Purchaser pursuant to clause 12.1 or 12.2:

12.4.1	the Purchaser shall allow, and shall procure that the Company and the other relevant members of the Purchaser’s Group allow, the Seller and its financial, accounting, legal or other advisers to investigate the matter or circumstance alleged to give rise to such claim and whether and to what extent any amount is payable in respect of such claim; provided the Purchaser may exclude the Seller’s Group and its advisors from such investigation to the extent it is legally prohibited from allowing the Seller’s Group and its advisors to so investigate; and

12.4.2	the Purchaser shall disclose to the Seller all material of which the Purchaser is aware which relates to the claim, and shall procure that all other members of the Purchaser’s Group shall, give all such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, in each case as the Seller or its respective financial, accounting legal or other advisers may reasonably request; provided the Purchaser may exclude the Seller’s Group and its advisors from such investigation to the extent it is legally prohibited from allowing the Seller’s Group and its advisors to so investigate.

12.5	Procedure for third party claims

If the claim notified pursuant to clause 12.1 and 12.2 is a result of, or in connection with, a claim by or liability to a third party, then:

12.5.1	no admissions in relation to such third party claim shall be made by or on behalf of the Purchaser or any member of the Purchaser’s Group and the claim shall not be compromised, disposed of or settled without the express prior written consent of the Seller if the Seller elects to undertake the defense of such claim in accordance with clause 12.5.2 and to indemnify the Purchaser’s Group from any liability with respect thereto;

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12.5.2	the Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals; and

12.5.3	where the Seller has issued a notice pursuant to clause 12.5.2:

(a)	the Purchaser shall, and shall procure that any other members of the Purchaser’s Group shall give, subject to their being paid all reasonable costs and expenses, all such information and assistance including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Seller may reasonably request for the purpose referred to in clause 12.5.2, including instructing such professional or legal advisers as the Seller may nominate to act on behalf of the Purchaser or other member of the Purchaser’s Group concerned but in accordance with the Seller’s instructions; and

(b)	the Seller shall keep the Purchaser informed of all relevant matters relating to the claim and shall promptly forward or procure to be forwarded to the Purchaser copies of all correspondence and other written communications relating to the claim.

13	INDEMNITY

13.1	No delivery

13.1.1	The Seller shall be liable to the Purchaser for any costs, Losses and any other damages of the Purchaser arising from the fact that the Seller’s Group does not deliver any products under the Manufacturing Services Collaboration Agreement.

13.1.2	It is understood that this indemnity addresses the situation that the Seller’s Group does not start performing after Closing under the Manufacturing Services Collaboration Agreement. Other late delivery or non-delivery situations are addressed in the Manufacturing Services Collaboration Agreement itself. Remedies and penalties in relation thereto are also included in the Manufacturing Services Collaboration Agreement.

13.2	Limitation of liability

The Seller’s aggregate liability under clause 13.1 shall not exceed the Purchase Price.

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14	PURCHASER PARENT GUARANTEE

14.1	Guarantee

The Purchaser Parent hereby:

14.1.1	as a separate and independent obligation, unconditionally and irrevocably guarantees to the Seller, and shall be jointly and severally liable, as co-principal debtor to the Seller for the due and punctual performance and observance by the Purchaser and the Share Purchaser and each Business Purchaser, and their assigns, of all their obligations, commitments, undertakings, warranties and indemnities under or pursuant to this Agreement (the “Guaranteed Obligations”); and

14.1.2	agrees to indemnify, defend and hold harmless the Seller and, as an irrevocable third party stipulation, all other members of the Seller’s Group against all Losses which any of same may suffer through or arising from any breach by the Purchaser, or the performance by the Share Purchaser or any Business Purchaser, of the Guaranteed Obligations.

14.2	Default; enforcement; non-waiver

14.2.1	If and whenever a default occurs for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Purchaser Parent shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Seller and the Share Seller and/or the relevant Business Seller, as the case may be, as they would have received if the Guaranteed Obligations had been duly performed and satisfied by the Purchaser and the Share Purchaser and/or the relevant Business Purchaser, as the case may be.

14.2.2	As a separate and independent obligation the Purchaser Parent agrees that any of the Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Purchaser or the Share Purchaser and/or the relevant Business Purchaser, as the case may be, by reason of any legal limitation, disability or incapacity on or of any of the same or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Purchaser Parent as though the same had been incurred by the Purchaser Parent and the Purchaser Parent were the sole or principal obligor in respect thereof and shall be performed or paid by the Purchaser Parent on demand.

14.2.3	The liability of the Purchaser Parent under this clause 14 shall not be released or diminished by any variation of the Guaranteed Obligations or any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance.

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15	NON-SOLICIT

15.1	Non-solicit Seller

The Seller agrees that, for a period of 1 (one) year as from the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior written consent of the Purchaser, directly or indirectly, (i) hire, (ii) enter into a consulting agreement with or (iii) solicit, encourage or induce to terminate an existing employment or consulting relationship with any Employee of the Purchaser or its Affiliates. The foregoing restrictions shall not preclude the Seller or its Affiliates from hiring or entering into a consulting agreement with any Employee who (x) initiated discussions with the Seller or its Affiliates that ultimately lead to the hiring of or entering into a consulting agreement with such Employee without being directly or indirectly solicited to do so by the Seller or its Affiliates, (y) approached the Seller or its Affiliates in response to a general solicitation in newspapers or other media not targeted towards Employees or (z) was terminated by the Purchaser or its Affiliates prior to the commencement of discussions with the Seller or its Affiliates.

15.2	Non-solicit Purchaser

The Purchaser agrees that, for a period of 1 (one) year as from the Closing Date, it shall not, and shall cause its Affiliates not to, without the prior written consent of the Seller, directly or indirectly, (i) hire, (ii) enter into a consulting agreement with or (iii) solicit, encourage or induce to terminate an existing employment or consulting relationship with any employee of the Seller or its Affiliates. The foregoing restrictions shall not preclude the Purchaser or its Affiliates from hiring or entering into a consulting agreement with any such employee who (x) initiated discussions with the Purchaser or its Affiliates that ultimately lead to the hiring of or entering into a consulting agreement with such employee without being directly or indirectly solicited to do so by the Purchaser or its Affiliates, (y) approached the Purchaser or its Affiliates in response to a general solicitation in newspapers or other media not targeted towards employees of the Seller or its Affiliates or (z) was terminated by the Seller or any of its Affiliates prior to the commencement of discussions with the Purchaser or its Affiliates.

16	ANNOUNCEMENTS AND CONFIDENTIALITY

16.1	Announcements

No communications to the public or press releases relating to this Agreement and the transactions contemplated hereby shall be made by any Party unless such release or statement is previously agreed upon in writing by the Seller and the Purchaser or is required under any applicable law or the rules and regulations of any recognised stock exchange on which the shares of a Party are listed. If any applicable law or the rules and regulations of any recognised stock exchange on which the shares of a Party are listed requires the issuance of any communication or press release, the Party subject to such requirement shall endeavour to consult with the other Party and take into account its comments prior to issuing any such communication or press release.

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16.2	Confidentiality

16.2.1	The Purchaser and the Seller acknowledge that the Confidentiality Agreement shall cease to have any force or effect from the Closing Date.

16.2.2	Subject to clause 16.2.3:

(a)	each of the Parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to the provisions of this Agreement and any agreement entered into pursuant to this Agreement or the negotiations relating to this Agreement (and any such other agreement);

(b)	for a period of 1 (one) year as from the Closing Date, the Seller shall treat as strictly confidential and not disclose or use any information relating to the business and financial and other affairs (including future plans and targets) of the Purchaser’s Group;

(c)	for a period of 1 (one) year as from the Closing Date, the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business and financial and other affairs (including future plans and targets) of the Seller’s Group; and

(d)	for a period of 1 (one) year as from the Closing Date, the Purchaser Parent shall treat as strictly confidential and not disclose or use any information relating to the business and financial and other affairs (including future plans and targets) of the Seller’s Group.

16.2.3	The provisions of clause 16.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(a)	required by law or the rules and regulations of any recognised stock exchange on which the shares of any Party are listed;

(b)	required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement;

(c)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(d)	the disclosure is made to professional advisers of any Party that are subject to a duty of confidentiality;

(e)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(f)	the other Party has given prior written approval to the disclosure or use; or

(g)	the information is obtained free of any restrictions on use or obligations of confidentiality from a third party which is itself, to the knowledge of the disclosing Party, free of any restrictions on use or obligations of confidentiality with respect to that information;

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provided that, prior to disclosure or use of any information pursuant to clauses 16.2.3(a), (b) or (c), the Party concerned shall promptly notify the other Party of such requirement with a view to providing the other Party with the opportunity to contest such disclosure or use or otherwise to agree to the timing and content of such disclosure or use.

17	OTHER PROVISIONS

17.1	Further assurances

Each of the Parties shall from time to time execute such documents and perform such acts and things as any Party may reasonably require to transfer the Group to the Purchaser and to give any Party the full benefit of this Agreement.

17.2	Binding effect; whole Agreement; amendments and waivers

17.2.1	This Agreement shall not have any legal effect until each Party has validly executed this Agreement.

17.2.2	This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date hereof to the exclusion of any terms implied by law which may be excluded by contract, and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

17.2.3	No amendment to, or waiver of any provision of, this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

17.3	Assignment

Except as otherwise expressly provided in this Agreement, no Party may, without the prior written consent of the other Parties, assign, grant any security interest over, hold on trust or otherwise transfer, in whole or in part, any of its rights and obligations under this Agreement.

17.4	Third party rights

Except as expressly provided for in this Agreement, nothing in this Agreement shall confer any rights upon any Person that is not a Party or the successor or permitted assignee of a Party to this Agreement.

17.5	Rescission

Without prejudice to clauses 4.4 and 6.2.2(a), the Parties waive their respective rights to rescind or cancel this Agreement on the basis of applicable Swiss law.

17.6	Method of payment

17.6.1	Wherever in this Agreement provision is made for a payment to be made or procured by the Purchaser or any other member of the Purchaser’s Group to a member of the Seller’s Group, the Purchaser shall make such payment or procure that such payment is made to, at the Seller’s option, the Seller or one or more members of the Seller’s Group.

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17.6.2	Any payment to be made or procured by the Seller or by the Purchaser under this Agreement shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

17.7	No withholding

All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings for or on account of Tax whatsoever save only as may be required by law. If any such deductions or withholdings are required to be made by the Party making the payment pursuant to applicable law, such Party shall be obliged to pay to the other Party such sum as will after such deduction or withholding has been made leave the other Party with the same amount as it would have been entitled to receive in the absence of any such requirement to make such deduction or withholding.

17.8	Invalidity

If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement shall not be affected. To the extent permitted by law, such provision shall be deemed substituted by provisions (i) that are valid, legal and enforceable and (ii) the operation and effect of which are as similar as possible to the provisions they substitute for.

17.9	Costs

Except as otherwise expressly provided in this Agreement, whether or not the Transaction is consummated, all costs and expenses incurred in connection with this Agreement and the Transaction shall be borne by the Party incurring such costs and expenses.

17.10	Grossing-up

17.10.1	Where any payment is made under this Agreement pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, clause 10.3 but not including any payment by the Purchaser as consideration for the Group) and that sum is subject to a charge to Taxation in the hands of the recipient (other than Taxation attributable to a payment being properly treated as an adjustment to the consideration paid by the Purchaser for the Group), the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (and after giving credit for any Tax relief available to the recipient in respect of the matter giving rise to the payment) the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation.

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17.10.2	Where any sum constituting an indemnity, compensation or reimbursement to a Party (but not including any payment by the Purchaser as consideration for the Group) is paid to a person other than such Party but is treated as taxable in the hands of such Party, the payer shall promptly pay to that Party such sum as shall reimburse that Party for all Taxation suffered by it in respect of the payment (after giving credit for any Tax relief available to the Party in respect of the matter giving rise to the payment).

17.11	Notices

17.11.1	Notices and other statements in connection with this Agreement and any other agreement that is connected with this Agreement (unless the parties expressly agree otherwise) shall be (i) written in the English language, (ii) delivered by hand, email, facsimile or courier to the recipient’s address as set forth below or to such other address as a Party may notify to the other Parties from time to time and (iii) shall be given:

if to the Seller, to:

Name:	NXP B.V.
Address:	High Tech Campus 60
5656 AG Eindhoven
Country:	The Netherlands
Fax:	+31 (0)40 274 3399
Email:	Theo.Claasen@nxp.com
Attention:	Theo Claasen

with a copy to:

Name:	De Brauw Blackstone Westbroek N.V.
Address:	Burgerweeshuispad 301
1076 HR Amsterdam
Country:	The Netherlands
Fax:	+31 20 577 1775
Email:	Arne.Grimme@debrauw.com
Attention:	Arne Grimme

and

if to the Purchaser to:

Name:	DSP Group, Ltd.
Address:	5 Shenkar Street
Herzeliya, 46120

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Country:	Israel
Fax:	+972 9 954 1234
Email:	ayalon@dsp.co.il
Attention:	Eli Ayalon

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with a copy to:

Name:	Morrison & Foerster, LLP
Address:	425 Market Street
CA 94105-2482
Country:	United States
Fax:	+1 (415) 268 7522
Email:	bmann@mofo.com
Attention:	Bruce Alan Mann

if to the Purchaser Parent to:

Name:	DSP Group Inc.
Address:	2580 North First Street, Suite 460
San Jose, CA, 95131
Country:	United States of America
Fax:	+1 (408) 986-4323
Email:	ayalon@dsp.co.il
Attention:	Eli Ayalon

with a copy to:

Name:	Morrison & Foerster, LLP
Address:	425 Market Street
CA 94105-2482
Country:	United States
Fax:	+1 (415) 268 7522
Email:	bmann@mofo.com
Attention:	Bruce Alan Mann

17.11.2	A notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand, or courier;

(b)	at the time of transmission in legible form, if delivered by fax or email.

18	GOVERNING LAW AND SUBMISSION TO JURISDICTION

18.1	Governing law

This Agreement and the documents to be entered into pursuant to it, save as expressly otherwise provided therein, shall be governed by and construed in accordance with the laws of Switzerland (excluding the conflict of law provisions of the Swiss Federal Act on International Private Law and international treaties, in particular the Vienna Convention on the International Sale of Goods dated 11 April 1980).

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18.2	Forum

The Parties irrevocably agree that any dispute, controversy or claim arising out of or relating to this Agreement or the performance thereof (whether such claim is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise) shall be solely and finally settled by binding arbitration in accordance with the International Chamber of Commerce (“ICC”) Arbitration Rules as in force on the date of this Agreement and as may be amended by the provisions of this clause 18.2. Any challenge to the arbitral award is explicitly excluded according to Article 192 paragraph 1 of the Swiss Federal Act on International Private Law. The place of arbitration shall be Zurich, Switzerland. The number of arbitrators shall be 3 (three) if the claim or amount in controversy exceeds EUR 1,000,000; otherwise, the number of arbitrators shall be 1 (one). The arbitrator(s) shall be appointed in accordance with the ICC Arbitration Rules. The language to be used in the arbitral proceedings shall be English. The provisions of this clause 18.2 shall survive termination of this Agreement. Each Party agrees to keep all disputes and arbitration proceedings strictly confidential, except for disclosures of information required by any applicable law or regulation or attendant to the entry of any award as a judgment.

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THIS SHARE AND BUSINESS SALE AGREEMENT IS AGREED AND SIGNED BY:

NXP B.V., as the Seller

/s/ Theo Claasen
By:	Theo Claasen
Title:	Executive Vice President, Business Development

Date:	September 3, 2007

DSP Group, Inc., as the Purchaser Parent

/s/ Eli Ayalon		/s/ Dror Levy
By:	Eli Ayalon	By:	Dror Levy
Title:	Chief Executive Officer	Title:	Chief Financial Officer

Date:	September 3, 2007	Date:	September 3, 2007

DSP Group, Ltd., as the Purchaser

/s/ Eli Ayalon		/s/ Dror Levy
By:	Eli Ayalon	By:	Dror Levy
Title:	Chief Executive Officer	Title:	Chief Financial Officer

Date:	September 3, 2007	Date:	September 3, 2007

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Schedule 1	SHARES, BUSINESSES AND COMPANIES

(PART 1) SHARES

(1)	(2)	(3)	(4)
Share Seller:	Company:	Shares:	Share Purchaser:
NXP B.V.	DSP Group Switzerland AG	[*] registered shares with a par value of CHF [*] per share	DSP Group Ltd.

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(Part 2) BUSINESS

(1)	(2)	(3)
Name of the Business Seller:	Brief description of Business/Business Assets:	Name of the Business Purchaser:
Element
[*] [*] [*]	[*]	[*] [*] [*]
[*]
[*]
[*]
[*] [*] [*]	[*]	[*] [*] [*]
[*]
[*]
[*]
[*] [*] [*]	[*]	[*] [*] [*]
[*]
[*]
[*]
[*]	[*]	[*]
[*] [*]	[*]	[*] [*]
[*]
[*]
[*] [*] [*] [*] [*]	[*]	[*] [*] [*] [*] [*]
[*]
[*]
[*]
[*]
[*]
[*]	[*]	[*]
[*]

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[*]	[*]	[*]
[*]
[*]	[*]	[*]
[*]
[*]	[*]	[*]
[*]
[*] [*]	[*]	[*] [*]
[*]

Note 1: [*]

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(PART 3) THE COMPANY

1.	Particulars of the Company

1.1	Name of Company: DSP Group Switzerland AG

Registered Number: CH-020.3.031.213-6

Registered Office: Binzstrasse 38, 8045 Zürich, Switzerland

Date and place of incorporation: 30 July 2007, Zürich

Issued share capital: CHF [*]

Shareholder and shares held: NXP B.V., [*] registered shares

Directors: [*]

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Schedule 2	SEPARATION PLAN

[NOTE: PLEASE BE REFERRED TO SEPARATE SEPARATION PLAN]

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Schedule 3	CLOSING ANTI-TRUST APPROVALS

Closing Anti-trust Approvals:

United States – Hart-Scott-Rodino Act

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Schedule 4	PRE-CLOSING AND CLOSING ACTIONS

PART 1: PRE-CLOSING

1	Seller’s obligations

On the Closing Date, the Seller shall procure the delivery to the Purchaser of the following documents:

1.1	Executed copies of the following Ancillary Agreements, each to become effective upon Closing:

(a)	Intellectual Property Library Services and R & D Agreement;

(b)	Intellectual Property Transfer and License Agreement;

(c)	Manufacturing Services Collaboration Agreement;

(d)	Umbrella Transitional Services Agreement; and

(e)	Stockholders Agreement.

1.2	With respect to the Company:

(a)	A copy of the deed of de-merger of NXP Semiconductors Switzerland AG, together with a notarized and superlegalized extract evidencing that it has been registered in the local commercial register;

(b)	Audit report as to the de-merger balance sheet.

1.3	A certificate signed by the Seller to the effect that it agrees to proceed with the Closing.

2	Purchaser’s obligations

On the Closing Date, the Purchaser shall procure the delivery to the Seller of the following documents:

2.1	A certificate signed by the Purchaser to the effect that the Closing Condition set out in clause 4.1.1 of the Agreement is fulfilled, including copies of the correspondence with the relevant Governmental Authorities to proof such fulfilment.

2.2	A certificate signed by the Purchaser, in which certificate the Purchaser confirms that (i) it has duly received from the Seller the documents listed under paragraph 1.1 through 1.3 above (the “Separation Documents”), (ii) the Separation Documents evidence satisfaction of the Closing Condition set out in clause 4.1.2 of the Agreement and (iii) the Separation Documents fully comply with the requirements of the Agreement.

2.3	An executed counterpart of each of the Ancillary Agreements listed in clause 1.1, each to become effective upon Closing.

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PART 2: CLOSING

3	Purchaser’s obligations

On the Closing Date, the Purchaser shall procure the delivery to the Seller of the following documents and shall procure that the following actions are performed:

3.1	On the Closing Date, the Purchaser shall transfer the Closing Purchase Price, less the amount of Pre-Closing Payables (as defined in clause 9.4.3 of this Agreement), by wire transfer to the account designated by NXP.

3.2	A certificate signed by the Purchaser to the effect that it agrees to proceed with the Closing.

3.3	At the Closing, the Purchaser shall and shall procure that the relevant members of the Purchaser’s Group shall execute and/or deliver and/or make available any such agreements, deeds, transfers, conveyances and other documents (in accordance with the applicable local law and otherwise as may be agreed between the Seller and the Purchaser) and take such steps as are required to issue and deliver the Purchaser Parent Shares.

3.4	The Purchaser, together with the Seller, shall determine the Finished Goods Inventory on the Closing Date by a physical inventory taken at the Seller’s industrial warehouse located in Hong Kong at 18:00 p.m., local time, in Hong Kong on 31 August 2007 and at the Siemens consignment warehouse located in Bocholt, Germany at 18.00 p.m., local time in Germany on 30 August 2007.

4	Seller’s obligations

On the Closing Date, the Seller shall procure the delivery to the Purchaser of the following documents and shall procure that the following actions are performed:

4.1	At the Closing, the Seller shall and shall procure that the Share Seller and Business Sellers, and the Purchaser shall and shall procure that the Share Purchaser and Business Purchasers, shall execute and/or deliver and/or make available any such agreements, deeds, transfers, conveyances and other documents (in accordance with the applicable local law and otherwise as may be agreed between the Seller and the Purchaser) and take such steps as are required to transfer the Shares and Businesses, including such documents as may be required to evidence ownership of the Business Inventory by the Purchaser as from Closing. The Seller shall continue to hold the Business Inventory (valued at the prices set out in the Manufacturing Services Collaboration Agreement) on behalf of the Purchaser.

4.2	The Seller, together with the Purchaser, shall determine the Finished Goods Inventory on the Closing Date by a physical inventory taken at the Seller’s industrial warehouse located in Hong Kong at 18:00 p.m., local time, in Hong Kong on 31 August 2007 and at the Siemens consignment warehouse located in Bocholt, Germany at 18.00 p.m., local time in Germany on 30 August 2007.

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Schedule 5	EARN-OUT MECHANISM

1	Total Deferred Purchase Price

The Deferred Purchase Price shall not exceed USD 75,000,000.

2	NXP Products

For purposes of this Schedule 5, “NXP Products” shall mean any products, (i) which the Seller currently manufactures for the Operations, (ii) which a subcontractor of the Seller currently manufactures for the Operations, (iii) which are currently under development within the Operations and are intended to be manufactured by the Seller or a subcontractor of the Seller and (iv) any Derivatives (as defined in the Manufacturing Services Collaboration Agreement) thereof. For the avoidance of doubt, NXP Products shall not mean any product other than the above.

3	Target levels and calculation of Deferred Purchase Price

3.1	The Deferred Purchase Price will be based on the aggregated revenue amount for the first four financial quarters following the Closing Date, of which the first financial quarter shall commence on the first day of a calendar quarter following the Closing Date (the “Earn-Out Period”).

3.2	In the event that the revenues generated by the Group in relation to the Products during the Earn-Out Period are less than the reference forecasted revenues as set out in the table below in respect of the Earn-Out Period (the “Reference Forecasted Revenues”), the Deferred Purchase Price shall be reduced by USD 1 (one US dollar) for every USD 1 (one US dollar) shortfall from such Reference Forecasted Amount.

Financial Quarter	Forecasted Revenue
2007: Q3	USD [*]
2007: Q4	USD [*]
2008: Q1	USD [*]
2008: Q2	USD [*]
2008: Q3	USD [*]
2008: Q4	USD [*]

4	Earn-Out Statement

4.1	Preparation of the Earn-Out Statements

As soon as practically possible after the Earn-Out Period and in any event within 45 (forty-five) days after the Earn-Out Period, the Purchaser shall present the Seller with an audited statement setting forth the (consolidated) aggregated revenues of the Group over the Earn-Out Period (the “Earn-Out Statement”). The Earn-Out Statement shall be prepared on a pro forma (consolidated) basis for the Group, in accordance with US GAAP, as consistently applied by the Purchaser.

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4.2	Agree or Disagree

The Earn-Out Statement shall become final and binding upon the Parties unless the Seller presents the Purchaser, within 20 (twenty) Business Days after its receipt of the Earn-Out Statement from the Purchaser, written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement (the “Seller’s Earn-Out Objection”). The scope of the Seller’s Earn-Out Objection with the Earn-Out Statement shall be solely and exclusively determined by the written notice given within the above mentioned 20 (twenty) Business Days period.

4.3	In the event that the Seller delivers a Seller’s Earn-Out Objection to the Purchaser within such 20 (twenty) Business Days period, the Seller and the Purchaser shall attempt in good faith to resolve any such objections within 20 (twenty) Business Days after the receipt of the Purchaser of the Seller’s Earn-Out Objection. If the Seller and the Purchaser are unable to resolve any disagreement with respect to the Earn-Out Statement within such 20 (twenty) days period, the items of disagreement alone (the “Remaining Earn-Out Disagreements”) will be promptly referred for final determination to the Independent Accountant in accordance with clause 7.5 of this Agreement.

5	Group intact

For the purposes of this Earn-Out scheme, during the Earn-Out Period the Purchaser agrees to keep the Group materially intact and run the Company and the Business in its ordinary course and materially in the same manner as run immediately before the Closing Date, except for terminations of Employees of the Group discussed with the Seller prior to the date hereof.

6	Co-operation

The Purchaser’s Group shall provide to the Seller and its accountants full access to the books and records of the Group and to any other information, including work papers of its accountants, used by the Purchaser in preparing the Earn-Out Statement, and to any Employees during regular business hours and on reasonable advance notice, to the extent necessary for the Seller to review the Earn-Out Statement, to prepare the Seller’s Earn-Out Objection and to prepare materials for presentation to the Independent Accountant in connection with clause 4.1 of this Schedule 5.

7	Payment

The Purchaser shall pay the Seller the Deferred Purchase Price no later than on the fifth day after the Earn-Out Statement has been agreed upon or determined in accordance with clauses 4.1, 4.2 and 4.3.

8	No Set-Off

The Purchaser shall not be entitled to set off any claims it may have on the Seller against the Deferred Purchase Price.

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Schedule 6	LIST OF ANCILLARY AGREEMENTS

Ancillary	Agreements:

(a)	Intellectual Property Library Services and R & D Agreement;

(b)	Intellectual Property Transfer and License Agreement;

(c)	Manufacturing Services Collaboration Agreement;

(d)	Umbrella Transitional Services Agreement; and

(e)	Stockholders Agreement.

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Schedule 7	UMBRELLA TRANSITIONAL SERVICES AGREEMENT

[NOTE: PLEASE BE REFERRED TO SEPARATE UMBRELLA TRANSITIONAL SERVICES AGREEMENT]

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Schedule 8	MANUFACTURING SERVICES COLLABORATION AGREEMENT

[NOTE: PLEASE BE REFERRED TO SEPARATE MANUFACTURING SERVICES COLLABORATION AGREEMENT]

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Schedule 9	INTELLECTUAL PROPERTY LIBRARY SERVICES AND R&D AGREEMENT

[NOTE: PLEASE BE REFERRED TO SEPARATE INTELLECTUAL PROPERTY LIBRARY SERVICES AND R&D AGREEMENT]

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Schedule 10	INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT

[NOTE: PLEASE BE REFERRED TO SEPARATE INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT]

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Schedule 11	STOCKHOLDERS AGREEMENT

[NOTE: PLEASE BE REFERRED TO SEPARATE STOCKHOLDERS AGREEMENT]

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Schedule 12	EMPLOYEES

(PART 1) TRANSFER OF EMPLOYEES

1	Non-Automatic Transfer Employees and Automatic Transfer Employees

(a)	Subject to Closing, the following provisions shall apply to any Non-Automatic Transfer Employees:

(i)	In sufficient time to allow proper contractual or statutory notice of termination of employment to be given to Non-Automatic Transfer Employees or at such time as the Parties may agree but in any event not less than 10 (ten) Business Days prior to the Closing Date set in clause 6.1 of the Agreement for Closing, the Purchaser shall make an offer to each Non-Automatic Transfer Employee (other than those under notice of termination of employment for whatever reason) to employ him or her under a new contract of employment commencing, subject to Closing, immediately after the Closing Date. The offer to be made shall be such that:

(A)	the provisions of the new contract shall be, as to the capacity and place in which the Employee will be employed, and as to the other terms and conditions of his or her employment, when considered overall, no less favourable than the corresponding provisions of his or her contract of employment as existing immediately prior to the Closing Date; and

(B)	it provides that his or her period of continuous service with the Seller’s Group shall be counted as continuous service with the Purchaser’s Group.

(ii)	the Seller’s Group shall terminate the employment of each Non-Automatic Transfer Employee with effect from the moment after the Closing Date.

(b)	Subject to Closing, the following provisions shall apply to any Automatic Transfer Employee:

(i)	In respect of all Automatic Transfer Employees, Purchaser’s Group shall, with effect from the moment after the Closing Date:

(A)	employ, on terms as to the capacity and place in which such Employee will be employed and as to other terms and conditions of his or her employment which, when considered overall, are no less favourable than the corresponding provisions of his or her contract of employment immediately prior to the Closing Date; and

(B)	count his or her period of continuous service with the Seller’s Group as continuous service with the Purchaser’s Group.

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(ii)	the Purchaser shall annotate the personnel and other employment records of each Automatic Transfer Employee, and notify benefit providers and other relevant agencies and organisations of its employment of the Automatic Transfer Employees on the terms set out in paragraph 1(a)(i), as required by the law and practice of the jurisdiction in which such Employees are employed immediately prior to the Closing Date.

(c)	If, following the sale and transfer of the Group, an Automatic Transfer Employee is found not to have transferred to the Purchaser or another member of the Purchaser’s Group:

(i)	the Purchaser in consultation with the Seller shall as soon as possible but in any event within 5 (five) Business Days of being so requested by the Seller, make to each such Automatic Transfer Employee an offer in writing to employ him or her under a new contract of employment to take effect immediately; and

(ii)	the Purchaser shall procure that the offer to be made will be such that (A) the provisions of the new contract shall be, as to the capacity and place in which the Employee will be employed and as to the other terms and conditions of his or her employment, when considered overall, no less favourable than the corresponding provisions of his or her contract of employment as existing immediately prior to the Closing Date, and (B) it provides that his or her period of continuous service with the Seller’s Group shall be counted as continuous service with the Purchaser’s Group.

(d)	the Seller shall procure that, as of acceptance of the offer made pursuant to paragraph 1(c)(i), the relevant member of the Seller’s Group shall terminate the employment of the Automatic Transfer Employee concerned.

2	Further provisions regarding Employees and [*]

(a)	Subject to Closing, the Purchaser shall procure that after the Closing Date the terms and conditions under which the Employees [*] shall be employed are, when considered overall, no less favourable than the corresponding terms and conditions of their respective contracts of employment as existing immediately prior to the Closing Date.

(b)	The Seller and the Purchaser shall where and to the extent required by the relevant local law or custom inform and consult with employees, trade unions, works councils or other employee representatives regarding the Transaction and/or regarding the offers of employment to be made pursuant to this Part 1 and shall fulfil any obligations to notify any statutory or other authority whatsoever about the Transaction.

(c)

Subject to Closing, the Purchaser shall be responsible for and shall indemnify and keep indemnified Seller and, as an irrevocable third party stipulation, each other member of the Seller’s Group, and the Seller shall in turn indemnify the

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Purchaser and, as an irrevocable third party stipulation, each member of the Purchaser’s Group, against any Losses which the indemnified party incurs as a result of the indemnifying party’s failure to consult and/or inform and/or notify in accordance with paragraph 2(b).

(d)	Subject to Closing and the terms and conditions of clause 9.4.3, the Purchaser shall be responsible for and shall fully indemnify and keep indemnified the Seller and, as an irrevocable third party stipulation, the relevant members of the Seller’s Group from and against any and all Employment Costs incurred, and Employment Liabilities arising, in respect of any Employee [*] after the Closing Date (excluding in respect of any Non-Automatic Transfer Employee [*] who does not accept the Purchaser’s offer of employment made in accordance with paragraph 1(a)(i)).

(e)	Without detracting from the generality of paragraph 2(d), subject to Closing, the Purchaser shall be responsible for and shall fully indemnify and keep indemnified the Seller and, as an irrevocable third party stipulation, each member of the Seller’s Group from and against any and all Employment Costs and Employment Liabilities arising out of or in connection with:

(i)	any change in the working conditions of any Automatic Transfer Employee, any Non-Automatic Transfer Employee [*] occurring after the Closing Date;

(ii)	the change of employer occurring by virtue of any applicable law and/or this Agreement; and

(iii)	any act or omission of any member of the Purchaser’s Group in relation to any Automatic Transfer Employee, any Non-Automatic Transfer Employee [*] after the Closing Date.

(f)	the Seller and the Purchaser shall give each other such assistance as either may reasonably require in contesting any claim by any Employee [*] resulting from or in connection with this Agreement.

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3	Persons other than Employees [*]

If any person who is immediately prior to Closing employed by a member of the Seller’s Group (other than an Employee [*]) is found to have transferred to the Purchaser or another member of Purchaser’s Group pursuant to Closing:

(a)	the Seller in consultation with the Purchaser shall as soon as possible but in any event within 5 (five) Business Days of being so requested by the Purchaser (as long as the request is made no later than 15 (fifteen) Business Days after any member of the Purchaser’s Group becomes aware of such finding and, in any event, within the period of 6 (six) months after Closing), make to that employee an offer in writing to employ him or her under a new contract of employment; and

(b)	the offer to be made will be on the same terms and conditions as were provided to that employee immediately before Closing.

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(PART 2) LIST OF AUTOMATIC TRANSFER EMPLOYEES, NON-AUTOMATIC TRANSFER EMPLOYEES AND FRENCH EMPLOYEES

PLEASE BE REFERRED TO SEPARATE EMPLOYEE OVERVIEW SETTING FORTH THE INDIVIDUAL EMPLOYEES

LIST OF AUTOMATIC TRANSFER EMPLOYEES

Formal employer	Name of Automatic Transfer Employee	Total Number	Country (location)
[*]		[*]	[*]
[*]		[*]	[*]
[*]		[*]	[*]

LIST OF NON-AUTOMATIC TRANSFER EMPLOYEES

Formal employer	Name of Non-Automatic Transfer Employee	Total Number	Country (location)
[*]		[*]	[*]
[*]		[*]	[*]
[*]		[*]	[*]
[*]		[*]	[*]

[*]

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Schedule 13	PENSIONS

1	Pensions

1.1	The Employees [*] have accrued rights with Seller’s Benefit Plans, which may be either (i) funded with an insurance company, trust or pension fund or (ii) book reserved, which latter will be duly reflected in the Accounts and calculated in accordance with [*].

1.2	If a Seller’s Benefit Plan is funded with an insurance company or a pension fund and a transfer is considered by the Purchaser, the Seller shall make all reasonable efforts to have assets and liability value (or the accumulated accounts in case of defined contribution plans) of the rights the Employees [*] are entitled to, transferred to a funding vehicle to be indicated by the Purchaser, provided that such a transfer is possible and all necessary approvals for such a transfer have been obtained.

1.3	If a Seller’s Benefit Plan is book reserved, such book reserve has been or will (provided that such a transfer is possible and all necessary approvals for such transfer have been obtained) be transferred to the Company or the relevant member of the Purchaser’s Group to which the Employees [*] have been or will be transferred, and will be duly reflected in the Accounts. The book reserve or pension provision in the Accounts will be determined by the Seller and calculated in accordance with [*].

1.4	Additional details about the pensions transfer are set forth in the Separation Plan.

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Schedule 14	SELLER’S WARRANTIES

1.	Incorporation, authority, corporate action

1.1	The Seller validly exists and is a company duly incorporated and registered under the laws of the Netherlands.

1.2	The Seller has taken or will have taken by the Closing Date all corporate action required by it to authorise it to perform its obligations pursuant to this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2.	Corporate information

2.1	The Shares, the Company

2.1.1	At Closing, the Seller will be as the sole legal and beneficial owner of the Shares.

2.1.2	At Closing, the Shares will comprise the whole of the issued share capital of the Company and be properly and validly issued and be each fully paid.

2.1.3	At Closing, no person will have the right (whether exercisable at Closing or in the future and whether contingent or not) to call for the conversion, issue, registration, sale or transfer, amortisation or repayment of the share capital or any other security giving rise to a right over, or an interest in, the capital of the Company under any option, agreement or other arrangement (including conversion rights and rights of pre-emption).

2.1.4	At Closing there will be no Encumbrances on any of the Shares.

2.2	Organisation, qualification and corporate power

2.2.1	At Closing, the Company will be duly organised and validly existing under the laws of its jurisdiction of incorporation, and will have the corporate power and authority to carry on its business.

2.2.2	At Closing, the Company will not be insolvent under the laws of its jurisdiction of incorporation or be unable to pay its debts as they fall due.

2.2.3	At Closing, there will be no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or other insolvency proceedings concerning the Company and, so far as the Seller will be aware, no events have occurred which, under applicable laws, would justify such proceedings.

2.2.4	At Closing, so far as the Seller will be aware, no steps will have been taken to enforce any security over any assets of the Company and no event has occurred to give the right to enforce such security.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	78

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2.3	Constitutional documents, corporate registers and minute books

At Closing, the constitutional documents of the Company will be true, complete and accurate and there will not have been nor be any breaches by the Company of its constitutional documents.

3.	Accounts

3.1	The Accounts have been prepared in accordance with the Accounting Principles, consistently applied by the Seller in relation to the Operations. The Accounts give in all material respects a true and fair view of the financial condition of the Operations at the Accounts Date and the results of operations of the Operations for the period covered thereby.

3.2	Since the Accounts Date up to the date hereof, the Seller and the relevant members of the Seller’s Group have conducted the Operations in the Ordinary Course of Business without any material interruption or material alteration in its nature, scope or manner.

4.	Guarantees

4.1	Other than in the Ordinary Course of Business, there are no outstanding Guarantees given by the Company to any third party (not including any member of the Seller’s Group) in respect of any obligation of any member of the Seller’s Group.

5.	Material Contracts

5.1	Compliance with agreements

All material current contracts related to the Operations have been disclosed in the Virtual Data Room not less than 5 (five) days prior to the date hereof, except for those Material Contracts that have been entered into between the date hereof and the Closing in accordance with clause 5.2 of this Agreement. For purposes of this Agreement, “Material Contracts” shall mean all of the following contracts primarily relating to the Operations:

(a) other than non-exclusive off the shelf end-user licenses, any license, licensing arrangement or other contract providing, in whole or in part, for the use of, or limiting the use of, any of either the Transferred Intellectual Property involving a value exceeding EUR 1,000,000 (one million euro) or annual payments of EUR 1,000,000 (one million euro) or does not terminate, or is not terminable, by and without penalty to the Group or any part thereof prior to one year from the date hereof;

(b) any joint venture agreements, partnership or similar contracts primarily relating to the Operations involving a sharing of profits or expenses or any part thereof (including, but not limited to, joint research and development and joint marketing contracts) involving a value exceeding EUR 1,000,000 (one million euro) or annual payments of EUR 1,000,000 (one million euro) or does not terminate, or is not terminable, by and without penalty to the Group or any part thereof prior to one year from the date hereof;

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	79

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(c) any contract for the sale, purchase or lease of any materials, products, services, or supplies primarily relating to the Operations that involves annual payments in excess of EUR 1,000,000 (one million euro) on an aggregate basis and of 1 (one) year or more in duration;

(d) any contract primarily relating to the Operations, not otherwise covered by this paragraph, containing affirmative covenants materially limiting the freedom of the Group or any member thereof, or any member of senior management, to compete in any line of business or with any person or to solicit the customers of the Group, other than confidentiality and non-analysis agreements concluded in the ordinary course;

(e) any contract relating to the acquisition or disposition of any material assets consistent with past practice, and any contracts providing for any merger, acquisition or other business combination, to the extent that such contract provides for continuing obligations by the parties thereto and any separate indemnification agreements relating thereto involving a value exceeding EUR 1,000,000 (one million euro);

(f) any contract primarily relating to the Group or the Operations, not of the type covered by any of the other items of this paragraph, which involves the payment or receipt by the Group or any part thereof, of EUR 1,000,000 (one million euro) on an aggregate basis or more in any one year and which by its terms (A) has not started being performed prior to one year from the date hereof, or (B) does not terminate, or is not terminable, by and without penalty to the Group or any part thereof with a notice period of 6 (six) months or shorter;

excluding however the contracts listed in Schedule 12 of the Separation Plan which are strictly confidential.

5.2	Validity of Material Contracts

Each of the Material Contracts is a valid and binding obligation of the Group and is in full force and effect and the terms thereof have been complied with in all material respects by the Group and, so far as the Seller is aware, until the date hereof, by any other party to such Material Contract. No written or, to the Seller’s knowledge, oral notice of termination or of intention to terminate has been received at the date hereof in respect of any Material Contract.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	80

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6.	Employees and employee benefits

6.1	Employees and terms of employment

The Virtual Data Room contains an anonymous list of the Employees and French Employees as per 31 December 2006, including the department and position with respect to each Employee or French Employee.

6.2	Termination of employment

Neither the Seller nor any member of the Seller’s Group has received any written notice of resignation from any member of the management team conducting the Operations in the six (6) months prior to the date hereof. The Operations do not constitute an autonomous economic entity for purposes of French employment law.

6.3	Redundancy payments

Save as provided for in the Accounts, the Group does not have any obligation to make any payment or to provide any benefit to any Employee, French Employee or former employee employed by the Group in connection with the actual or proposed termination or suspension of employment of any such Employee, French Employee or former employee.

6.4	Employee Benefits

6.4.1	All benefit and compensation plans maintained for the benefit of the Employees and the French Employees including plans providing benefits on retirement, early retirement, death, termination of employment (whether voluntary or not), or during periods of sickness or disablement, or any welfare, medical, stock or stock-related award plans, including “jubilee” benefits and retirement and termination indemnity arrangements (such plans hereinafter being referred to as “Seller’s Benefit Plans”) have been administered in accordance with their terms and are in compliance with applicable laws and contracts.

6.4.2	The Virtual Data Room (i) lists all material Seller’s Benefit Plans and (ii) contains a memorandum with respect to the method by which the Seller’s Benefit Plans will be transferred (the “Actuarial Memorandum”).

6.4.3	All insurance premiums or contributions and amounts required and due to be paid until (but not including) the Closing Date with respect to each Seller’s Benefit Plan will have been paid in full on or prior to the Closing Date or will be reflected in the Accounts.

6.4.4	All required filings for all of the Seller’s Benefit Plans have been made on time and with the appropriate Governmental Authority.

6.5	Unemployment insurance contributions

The Seller has deducted and remitted to the appropriate Governmental Authorities all unemployment insurance contributions and social securities that it is required to deduct and remit to such Governmental Authority with respect to the Employees and the French Employees and the Seller has made all required filings in respect thereof.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	81

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6.6	Labour

6.6.1	The Group is not or as of the Closing will not be a party to or bound by any material labour agreement, union contract or collective bargaining agreement other than omnibus agreements covering substantially all employees in a particular jurisdiction pursuant to the laws or customary practice of that jurisdiction respecting the Employees or the French Employees.

6.6.2	So far as the Seller is aware, the Group as of the Closing will be in compliance in all material respects with all labour laws applicable to the Operations and the Employees. The Group is not engaged in any unfair labour practices, as defined in law applicable to the Employees or the French Employees.

6.6.3	There is no pending, or to the Seller’s knowledge, threatened strike, walkout or other work stoppage or any union organizing effort by any of the Employees or the French Employees.

7.	Intellectual Property

7.1	Except as otherwise stipulated in the Intellectual Property Transfer and License Agreement:

7.1.1	as of Closing, the Seller will have assigned to the Group all of the Transfer Intellectual Property, free and clear of all Encumbrances (excluding licenses granted to third parties prior to the date hereof and contractual obligations related to funding by Governmental Authorities or technology collaborations). So far as the Seller is aware, the registered Transfer Intellectual Property is valid, subsisting and enforceable in all material respects, and the Transfer Intellectual Property is not subject to any outstanding order, judgment, decree or agreement materially and adversely affecting the use thereof by the Group or their rights thereto.

7.1.2	so far as the Seller is aware, at the date hereof the Group has not or as at the Closing will not have infringed or otherwise violated any Intellectual Property of any third party in any material respect, nor have either of them or any member of the Seller’s Group received during the three years prior to the Closing any material claims of third parties to that effect with respect to the Group.

7.1.3	so far as the Seller is aware (without having actively investigated this), no third party is misappropriating, infringing or otherwise violating in any material respect, and neither the Seller or the Group has asserted against or threatened to assert against a third party a claim that such third party misappropriates, infringes or otherwise violates, any of the Transfer Intellectual Property or any other right protecting Intellectual Property transferred or exclusively licensed to the Company, Group, or Purchaser under the Intellectual Property Transfer and License Agreement.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	82

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7.1.4	at the date hereof there is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Transfer Intellectual Property and the Seller has not been notified in writing at the date hereof that such a claim is likely to be asserted or that the Seller should consider entering into a license agreement with respect to a patent held by a third party.

8.	Real Property

8.1	The Company does not own, or as of the Closing Date will not own, any real property.

8.2	The Virtual Data Room contains all material real property lease and sublease agreements relating to the Operations which are, or as of the Closing will be, assigned to the Group (the “Leased Real Property”) and any and all material ancillary documents pertaining thereto to which the Group is or will be a party or is or will be bound (the “Leases”). Each of the Leases (including any option to purchase contained therein) is or as of the Closing will be valid and legally binding and, so far as the Seller is aware, is or will be enforceable against the landlord which is party thereto in accordance with its terms, and there is or will exist no material default or event of default (or any event that with notice or lapse of time or both would become a material default or event of default) on the part of the Group under any such Lease.

8.3	The occupancy, use and operation of the Leased Real Property complies in all material respects with all applicable laws and does not violate in any material respect any instrument of record or agreement affecting such property.

8.4	There are no pending, or so far as the Seller is aware, threatened, appropriation, condemnation, eminent domain or like proceedings relating to the Leased Real Property. There is no Encumbrance affecting any Leased Real Property that materially interferes with its current use of the conduct of the Group as currently conducted.

8.5	None of the Leased Real Property has suffered any material damage by fire or other casualty which has not been or will not prior to the Closing have been repaired and restored in all material respects, except for damage that would not, individually or in the aggregate, materially impair the conduct of the Group.

9.	Legal compliance

9.1	Licenses and consents

All licenses (including but not limited to export and import licenses), permits, consents, authorisations, certificates and registrations issued by any Governmental Authority material to the Group as carried on as of the date hereof (the “Seller’s Business Permits”) have been obtained, are in force and, so far as the Seller is aware, are being complied with in all material respects. The Seller is not aware of any reason why any Seller’s Business Permit should be suspended or revoked.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	83

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9.2	Compliance with law

So far as the Seller is aware, neither the Seller nor any member of the Seller’s Group has received any written notice from any Governmental Authority with respect to a material violation and/or failure to comply with any applicable law or requiring it to take or omit any action which in any case would have and continues to have a Group Material Adverse Effect on the Group.

10.	Litigation

10.1	The Group is not involved, whether as claimant or defendant, in any claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) or, so far as the Seller is aware, any investigation or enquiry which has, or would reasonably be expected to have, a negative impact on the Operations of more than EUR 1,000,000 or, in the case of any such claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration which would be insured, of more than EUR 2,500,000.

10.2	So far as the Seller is aware, no such claim, proceedings, litigation, prosecution, investigation, enquiry or arbitration of material importance to the Business is threatened against the Operations as at the date hereof.

11.	Tax

11.1	The Seller and the Company have duly, and within any appropriate time limits (including extensions of filing periods), made and filed all Tax Returns of or relating to the Group and the Operations transferred to the Company, and all such Tax Returns are true, complete and correct. All Taxes due and payable by the Company or by the Seller’s with respect to the Group and the Operations transferred to the Company have been paid. The amount of the Seller’s and the Company’s liability for unpaid Taxes with respect to the Group and the Operations transferred to the Company for periods (or portions thereof) ending on or before the Closing Date did not exceed the amount of the current liability accruals for Taxes shown in the Accounts of the Company.

11.2	The Seller and the Company have maintained all records required to be maintained for Tax purposes with respect to the Group and the Operations transferred to the Company. The Company and the Seller have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. There are no liens for Taxes on the assets of the Group or the assets of the Company, other than liens not yet due and payable.

11.3	The Company and the Seller are not involved in any current dispute with any Tax Authority with respect to the Group or the Operations transferred to the Company, and neither the Company nor the Seller has received written or oral notice that any deficiency is being asserted by any Tax Authority or that any action or proceeding for assessment or collection of Taxes has been threatened with respect to Taxes relating to the Group or the Operations transferred to the Company.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	84

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11.4	Within the past 3 (three) years, the Company or any director or officer exclusively or primarily employed in the Operations (in his capacity as such) has not paid or has not become liable to pay any material penalty or fine in respect of Tax.

11.5	No Tax Authority has agreed to operate any special arrangement (being an arrangement which is not directly based on relevant legislation or published practice) in relation to the affairs of the Company. The Company has treated itself as the owner of its assets for Tax purposes.

11.6	The Company is and has at all times been resident for tax purposes in the country of its incorporation. The Company is not a party to any tax sharing agreement and has not assumed the liability of any other Person under contract.

12.	Insurance

12.1	All material policies of insurance maintained as of the date of this Agreement with respect to the Operations are listed in the Virtual Data Room.

12.2	In respect of the insurance policies referred to in clause 12.1, all premiums have been duly paid to date and the Group has not received any notification that any such insurance policy is not valid or enforceable.

12.3	Details of all outstanding insurance claims in excess of EUR 1,000,000 and of all insurance claims in excess of EUR 2,000,000 made during the 2 (two) years prior to the date of this Agreement in relation to the Operations are contained in the Virtual Data Room.

13.	Sufficiency of assets

13.1	Except as otherwise set forth in this Agreement, the assets, properties and rights of the Group as of the Closing Date, when taken together with the services to be provided (and the assets, properties and rights of the Seller’s Group to be used in providing such services) and the assets, properties and rights to be leased or licensed by the Seller’s Group under the Ancillary Agreements and the benefits to be made available to the Group pursuant to clause 17.1 of the Agreement, constitute all the assets, property and rights necessary for the Group to conduct the Operations in all material respects as conducted immediately prior to Closing by the Group.

13.2	The Business Sellers listed in Schedule 1 are the only entities in which the activities of the Seller’s Operations are carried on.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	85

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Schedule 15	PURCHASER’S WARRANTIES

1.	Incorporation, authority, corporate action

1.1	At the Closing, the Purchaser will validly exist and be a company duly incorporated under the law of its jurisdiction of incorporation.

1.2	At the Closing, the Purchaser will have the full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement, which, when executed, and assuming due execution by the other parties hereto, will constitute valid and binding obligations of the Purchaser in accordance with their respective terms, subject to mandatory provisions of applicable law.

1.3	Prior to the Closing, the Purchaser will have taken all corporate action required by it to authorise it to enter into and to perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement.

2.	Financing

2.1	The Purchaser Parent has and the Purchaser will have at the Closing Date sufficient funds to effect the payments due by it at the Closing Date and to pay for all other transactions and fulfil all of its obligations as contemplated by this Agreement. The performance of any obligation by the Purchaser under this Agreement is not subject to any third party financing commitments or arrangements.

3.	Consents

3.1	Except as contemplated by clause 5.1 of the Agreement, no consent, approval, waiver or authorization is required to be obtained by the Purchaser, from, and no notice or filing is required to be given by the Purchaser to or made by the Purchaser with any Governmental Authority in connection with the execution and performance by the Purchaser of this Agreement, other than in all cases where the failure to obtain such consent, approval, waiver or authorization, or to give or make such notice of filing would not, individually or in the aggregate, be reasonably expected to materially impair or delay the Purchaser’s ability to perform its obligations hereunder.

4.	Purchaser Parent Shares

4.1	The Purchaser Parent Board has authorized and approved the issuance to the Seller or any member of the Seller’s Group of the Purchaser Parent Shares as contemplated by this Agreement.

4.2	The Purchaser Parent Shares to be issued to the Seller, when approved by the Purchaser Parent Board will have been duly authorized and, when issued as contemplated hereby, will be validly issued and fully paid and the issuance of the Purchaser Parent Shares will not be subject to any pre-emptive or similar rights.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	86

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4.3	Upon delivery of the Purchaser Parent Shares to the Seller or any member of the Seller’s Group pursuant to this Agreement, good and valid to the Purchaser Parent Shares, free and clear of any Encumbrances will pass to the Seller.

5.	Litigation and claims

5.1	The Purchaser’s Group is not involved, whether as claimant or defendant, in any claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration (other than as claimant in the collection of debts arising in the ordinary course of its business) or, so far as the Purchaser is aware, any investigation or enquiry which has, or would reasonably be expected to have, a negative impact on the Purchaser’s Group of more than USD 2,500,000 or, in the case of any such claim, proceeding, litigation, prosecution, investigation, enquiry or arbitration which would be insured, of more than USD 5,000,000.

5.2	So far as the Purchaser is aware, no such claim, proceedings, litigation, prosecution, investigation, enquiry or arbitration of material importance is threatened against the Purchaser’s Group as at the date hereof.

6.	Purchaser Parent SEC Filings

6.1	During the last 3 (three) years, the Purchaser Parent has filed with the SEC all Annual Reports on Form 10-K and made any other filings with the SEC required to be made by it under the Exchange Act.

6.2	The Purchaser Parent has heretofore delivered to the Seller copies of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 (the “Purchaser Parent Form 10-K”) and all other reports, statements, registration statements and other documents filed by it with the SEC under the Securities Act or the Exchange Act since December 31, 2006, and all amendments and supplements thereto (collectively, the “Purchaser Parent SEC Filings”).

6.3	As of the respective date of its filing with the SEC, each Purchaser Parent SEC Filing during the last 3 (three) years complied as to form and content, in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4	Each balance sheet (including any related notes) included in a Purchaser Parent SEC Filing during the last 3 (three) years presents fairly the consolidated financial position of the Purchaser Parent as of the date thereof, and each income statement (including any related notes) and statement of cash flow included in a Purchaser Parent SEC Filing presents fairly the consolidated results of operations and cash flow for the periods then ended. Each such balance sheet, income statement and statement of cash flow was prepared in accordance with US GAAP (except, in the case of any unaudited financial statements, for the absence of footnote disclosure as permitted by the SEC) applied on a consistent basis throughout the periods involved.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	87

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6.5	Each of the audited financial statements included in a Purchaser Parent SEC Filing during the last 3 (three) years (the “Purchaser Parent Audited Financial Statements”) has been certified by the Purchaser Parent independent auditor, who has expressed an unqualified opinion on such financial statements, and each of the interim financial statements included in the Purchaser Parent SEC Filings during the last 3 (three) years (the “Purchaser Parent Interim Financial Statements” and, together with the Purchaser Parent Audited Financial Statements, the “Purchaser Parent Historical Financial Statements”) has been accompanied by all certifications required under the Exchange Act by the Purchaser Parent’s chief executive officer and its principal accounting officer.

6.6	The books, records and accounts of the Purchaser Parent accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Purchaser.

6.7	Purchaser Parent and each of its officers are in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Purchaser Parent nor any of its Affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Purchaser Parent. The management of Purchaser Parent has (i) designed disclosure controls and procedures to ensure that material information relating to Purchaser Parent, including its consolidated Subsidiaries, is made known to the management of Purchaser Parent by others within those entities, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Purchaser Parent’s auditors and the audit committee of Purchaser Parent’s Board of Directors (A) any significant deficiencies in the design or operation of internal controls which could adversely affect Purchaser Parent’s ability to record, process, summarize and report financial data and have identified for Purchaser Parent’s auditors any material weaknesses in internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser Parent’s internal controls. Purchaser Parent has made available to the Seller a summary of any such disclosure made by management to Purchaser Parent’s auditors and audit committee.

7.	Events subsequent to latest Purchaser Parent SEC Filings

7.1	Since the date of the latest financial statements contained in the Purchaser Parent SEC Filings, neither the Purchaser Parent nor any member of the Purchaser’s Group has sustained any loss or interference with its business, which loss or interference is material to the Purchaser Parent and any member of the Purchaser’s Group, taken as a whole, otherwise than as set forth in the Purchaser Parent SEC Filings.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	88

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7.2	Furthermore, since the respective dates as of which information is given in the Purchaser Parent SEC Filings, except as disclosed or contemplated therein, there has not been:

(a)	any material change in the share capital of the Purchaser Parent or any material change in the long-term debt of the Purchaser Parent and all members of the Purchaser’s Group, taken as a whole; or

(b)	any material adverse change or any development involving a prospective material adverse change in or affecting the business, properties, shareholders’ equity, financial condition or results of operations of the Purchaser Parent or any member of the Purchaser’s Group, taken as a whole.

8.	Legal Compliance

8.1	Licenses and consents

To the knowledge of the Purchaser all licenses, permits, consents, authorisations, certificates and registrations issued by any Governmental Authority material to the business of the Purchaser’s Group as carried on as of the date hereof (the “Purchaser’s Business Permits”) have been obtained, are in force and, so far as the Purchaser is aware, are being complied with in all material respects. The Purchaser is not aware of any reason why any Purchaser’s Business Permit should be suspended or revoked.

8.2	Compliance with law

So far as the Purchaser is aware, neither the Purchaser nor any member of the Purchaser’s Group has received any written notice from any Governmental Authority with respect to a material violation and/or failure to comply with any applicable law or requiring it to take or omit any action which in any case would have and continues to have a Purchaser’s Group Material Adverse Effect on the Purchaser’s Group.

9.	Non-contravention

The execution and performance by the Purchaser Parent or the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the charter, articles of association or other organizational documents of the Purchaser Parent or the Purchaser and (ii) violate or result in a breach of or constitute a default under any law, order, decree or other restriction of any Governmental Authority to which the Purchaser Parent or the Purchaser is subject, other than in the cases of clause (ii) any violation, breach or default which would not impair or delay the Purchaser Parent’s or Purchaser’s ability to perform its obligations hereunder.

CONFIDENTIAL TREATMENT REQUESTED. OMITTED PORTIONS MARKED WITH “[*]” AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.	89

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Schedule 16	VAT

1	VAT: Records

(a)	The Seller shall have the right to obtain (or to procure that the relevant member of the Seller’s Group obtains) a direction from the relevant Tax Authority for the retention and preservation by it of any VAT records relating to its period of ownership of the relevant part of the Group and where such directions are obtained the Seller’s Group shall preserve any such records in such a manner and for such period as may be required by applicable law and will allow the Purchaser, upon the Purchaser giving reasonable notice, reasonable access to and copies of such records where reasonably required by the Purchaser for Taxation purposes.

(b)	If no such direction is obtained and any documents are required by law to be preserved by the Purchaser (or the relevant other member of the Purchaser’s Group), the Seller shall, as soon as reasonably practicable, deliver such documents to Purchaser (or the relevant other member of Purchaser’s Group).

2	VAT: Going Concern - EU Member States

(a)	Subject to paragraph 4, the Seller’s Group shall and Purchaser’s Group shall use all reasonable efforts (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any applicable Tax Authority or entering into a written agreement) to secure that the sale of the Businesses so far as carried on in the EU is treated as neither a supply of goods nor a supply of services for the purposes of the Law governing VAT in the relevant member state. Purchaser shall procure that it and each Business Purchaser is at the Closing a taxable person for VAT purposes in the relevant member state and agrees that the relevant Business Purchaser will use the assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the relevant Business Seller.

(b)	Seller shall have the right to obtain (or to procure that the relevant other member(s) of Seller’s Group obtains) a ruling from the relevant Tax Authority as to whether the sale of the Businesses so far as carried on in the relevant member state should be treated as neither a supply of goods nor a supply of services for the purposes of the Law governing VAT in that member state and to charge (or not to charge) VAT to the relevant Business Purchaser(s) in accordance with that ruling. Seller (and the relevant other member(s) of Seller’s Group) shall not be obliged to challenge that ruling. If Purchaser (or the relevant other member(s) of Purchaser’s Group) wishes to challenge any ruling, it may do so at its own cost, but any such challenge shall not affect the date on which VAT must be paid to the relevant Business Seller under paragraph 5.

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3	VAT: Going Concern - non-EU Jurisdictions

(a)	Subject to paragraph 4, to the extent that any state outside the European Union provides for relief or exemption from VAT on the transfer of a business or a company or treats such a transaction as being non-taxable for VAT purposes, Seller’s Group shall and Purchaser’s Group shall use all reasonable efforts (including, for the avoidance of doubt, the making of an election or application in respect of VAT to any Tax Authority or entering into a written agreement) to secure such treatment as regards the sale of the Businesses and the Shares (insofar as the business of the Group is carried on in the relevant state) under this Agreement. Purchaser agrees that the relevant member(s) of Purchaser’s Group will use the assets acquired in carrying on the same kind of business, whether or not as part of its existing business, as the relevant Share Seller or Business Seller.

(b)	Seller shall have the right to obtain (or to procure that the relevant other member(s) of Seller’s Group obtains) a ruling from the relevant Tax Authority as to whether the sale of the Businesses and the Shares so far as the business of the Group is carried on in the relevant state is eligible for a relief or exemption or are otherwise non-taxable for the purposes of the Law governing VAT in that state and to charge (or not to charge) VAT to the relevant Share Purchaser or Business Purchaser(s) in accordance with that ruling. Seller (and the relevant other member(s) of Seller’s Group) shall not be obliged to challenge that ruling. If Purchaser (or the relevant other member(s) of Purchaser’s Group) wishes to challenge any ruling, it may do so at its own cost, but any such challenge shall not affect the date on which VAT must be paid to the relevant Share Seller or Business Seller under paragraph 5.

4	VAT: election

If:

(a)	a sale, transfer or supply of one or more assets in accordance with paragraphs 2(a) or 3(a) would result in a VAT disadvantage for Seller (or the relevant other member of Seller’s Group), including a repayment or recharge of input VAT credited or deducted; and

(b)	Seller (or the relevant other member of Seller’s Group) can make an election as to whether or not the sale, transfer or supply of such asset is subject to VAT; and

(c)	Purchaser (or the relevant other member of Purchaser’s Group) would be entitled to recover (by way of credit or repayment) the total amount of VAT charged,

then:

(a)	Seller (or the relevant member of Seller’s Group) shall be entitled to elect for the sale, transfer or supply of the asset to be subject to VAT; and

(b)	Purchaser (or the relevant other member of Purchaser’s Group) shall make any election that may be necessary in order to give effect to the election made by

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Seller (or the relevant other member of Seller’s Group), provided that Seller (or the relevant other member of Seller’s Group) notifies Purchaser (or the relevant other member of Purchaser’s Group) in writing no later than 10 (ten) Business Days prior to the last date upon which such election can be made under the applicable VAT legislation.

5	VAT: time, manner and currency of payment

(a)	Purchaser shall procure that any amounts of VAT which Purchaser (or the relevant other member(s) of Purchaser’s Group) is obliged to pay to Seller (or the relevant other member(s) of Seller’s Group) in terms of this Schedule 16, shall be paid to Seller (or the relevant other member(s) of Seller’s Group) or as Seller may direct. Such amounts shall be paid in the currency in which the VAT in question must be accounted for to the relevant Tax Authority.

(b)	Any VAT payable in any jurisdiction in respect of the transfer of any of the Businesses or Shares shall be paid at the Closing against production of a valid VAT invoice (or equivalent, if any).

(c)	If at any date after the Closing any Tax Authority indicates that any sale carried out pursuant to this Agreement will be treated as a supply of goods or a supply of services for VAT purposes, or does not qualify for relief or exemption from VAT or is otherwise chargeable to VAT, Purchaser’s Group shall, (against production of a valid VAT invoice or equivalent, if any), in addition to any amounts expressed in this Agreement to be payable by Purchaser (or any other member of Purchaser’s Group), pay the amount of any VAT (including any penalties and interest, other than penalties or interest arising solely from the failure of Seller (or other member of Seller’s Group) to account promptly for VAT to the relevant Tax Authority following Seller (or the relevant other member of Seller’s Group) having been placed in the appropriate amount of funds for that purpose by Purchaser (or other member of Purchaser’s Group)) which as a result of that indication may be chargeable on any sale carried out pursuant to this Agreement. Any such amounts shall be paid in cleared funds 3 (three) Business Days prior to the date on which Seller (or the relevant other member of Seller’s Group) is obliged to account for such amounts to the relevant Tax Authority.

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Schedule 17	TAX INDEMNITY

1	Seller’s indemnity

Subject to the Closing and to any limitations on liability set out in this Agreement, the Seller shall indemnify the Purchaser, so far as possible by way of adjustment to the consideration for the sale of the Group, against any Taxes of the Seller attributable to the Group or the Operations transferred to the Company for any Tax period (and the portion of any Straddle Tax Period) ending on or prior to the Closing Date. For the purpose of this clause, the amount of Taxes which arises during a Straddle Tax Period that is allocable to the period starting on the first day of the Straddle Tax Period and ending on the Closing Date shall (i) in the case of Taxes based on income or receipts, turnover Taxes, registrational Taxes, transactional Taxes, stamp duties or similar Taxes, be deemed equal to the amount which would be payable if the taxable year ended on the Closing Date and (ii) in the case of any other Taxes, be computed based on the ratio of the number of days in the portion of the Straddle Tax Period through and including the Closing Date to the number of days in the entire Straddle Tax Period.

2	Due date for payment

The due date for payment under clause 1 of this Schedule 17 shall be the date falling 20 (twenty) Business Days prior to the latest date for payment of the relevant Taxes in order to avoid interest and penalties arising in respect thereof (taking into account for this purpose any postponement for the payment of those Taxes applied for and obtained), provided that such date is after the date of any claim in respect thereof made under clause 1 of this Schedule 17 by the Purchaser against the Seller.

3	Limitations

3.1	The indemnity contained in clause 1 of this Schedule 17 shall not cover any Taxes to the extent that:

(a)	a provision or reserve in respect of Taxes has been made or was accrued in the Accounts of the Company; or

(b)	notice of a claim in respect of Taxes is delivered to the Seller more than 30 (thirty) days after expiry of the statutory limitation period applicable in the relevant jurisdiction for the Tax matter giving rise to such claim, including any applicable term during which additional assessments can be levied under the relevant applicable law; or

(c)	recovery has actually been made by the Purchaser or any other member of the Purchaser’s Group under an insurance policy or from a third party, in either case without cost to the Purchaser, the Company or any other member of the Purchaser’s Group.

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4	Tax Refunds

If the Purchaser or any of the members of the Group has a right to, or receives, a rebate, refund, sales and/or use tax overpayment refund or repayment after the Closing Date of Taxes from any Tax Authority in respect of any event which occurred prior to or on the Closing Date or any period up to and including the Closing Date, where such payment has not been included in the Closing Date Inventory Statements (the amount of such rebate, refund, sales and/or use tax overpayment refund, repayment or payment being hereinafter referred to as a “Tax Refund”), then the amount of the Tax Refund shall be paid by the Purchaser to the Seller within 20 (twenty) Business Days of the receipt of the Tax Refund but only to the extent the Tax Refund relates to a Tax and a Tax period for which the Seller is required to indemnify the Purchaser hereunder. If the Seller receives a rebate, refund, sales and/or use tax overpayment refund or repayment after the Closing Date in respect of Taxes attributable to any member of the Group from any Tax Authority in respect of any event which occurred prior to or on the Closing Date or any period up to and including the Closing Date, where either (i) such payment has been included in the Accounts or the Closing Date Inventory Statements or (ii) such payment relates to a Tax and a Tax period for which the Seller is not required to indemnify the Purchaser hereunder then the amount of such payment shall be paid by the Seller to the Purchaser within 20 (twenty) Business Days of the date it was received by the Seller.

5	Conduct of tax audits

5.1	The Purchaser shall promptly notify the Seller, or as the case may be, the Seller shall promptly notify the Purchaser, in writing and within 10 (ten) Business Days upon receipt of a notice after the Closing Date of any pending or threatened audit investigation or assessment with respect to Tax matters of the Group for any period or portion thereof ending at or prior to the Closing Date.

5.2	The Seller shall control the conduct of any such audits or other proceedings relating to any accounting period for Tax purposes ending at or prior to the Closing Date and shall be entitled to settle and compromise any such audit or proceeding unless such settlement or compromise results in any increases in Taxes with respect to the Group for any period ending after the Closing Date or during a Straddle Tax Period in which case the written consent of the Purchaser is required.

5.3	The Purchaser shall control the conduct of any audits or other proceedings relating to Tax matters of the Group not covered by clause 5.2 of this Schedule 17 and shall be entitled to settle and compromise any such audit or proceeding. To the extent that any such audits or other proceedings relate to a Straddle Tax Period, the Purchaser shall advise the Seller periodically of developments in the audit investigation or other proceedings and obtain the Seller’s prior written approval (such approval not to be unreasonably withheld or delayed) on critical audit decisions and on material written communication to be forwarded to any Tax Authority or competent court in relation to the audit or other proceedings if and to the extent it regards Taxes attributable to the period prior to the Closing Date.

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5.4	The Seller and the Purchaser shall provide each other such information and render such assistance as may reasonably be requested in order to ensure the proper and adequate defence of any such audit or other proceeding as mentioned in clauses 5.2 and 5.3 of this Schedule 17.

6	Preparation of Tax Returns

6.1	The Seller shall prepare (or procure the preparation of), at the costs of the relevant member of the Group, and duly and properly file or procure to be filed with each relevant Tax Authority, all Tax Returns in respect of the Group to the extent that same are required to be filed in respect of any accounting period for Tax purposes ending at or prior to the Closing Date. All such Tax Returns shall be prepared on a basis consistent with past practice unless otherwise required by a change in law, and with the valuation principles agreed between the Seller and the Purchaser. The Purchaser shall provide the Seller such information and render the Seller such assistance as may reasonably be requested in order to ensure the proper and timely completion and filing of such Tax Returns.

6.2	The Purchaser shall prepare (or procure the preparation of), at the costs of the relevant member of the Purchaser Group, in a manner and on a basis consistent with the valuation principles agreed between the Seller and the Purchaser, and duly and properly file or procure to be filed with each relevant Tax Authority, all Tax Returns in respect of the Group for a Straddle Tax Period. The Seller shall provide the Purchaser such information and render the Purchaser such assistance as may be reasonably requested and can be readily provided by the Seller in order to ensure the proper and timely completion and filing of such Tax Returns.

7	Governing Procedure for Tax claims

7.1	This Schedule 17 governs the procedure for all Tax claims, and in case of a conflict between this Schedule 17 and the remainder of the Agreement, this Schedule will take precedence. Notwithstanding the foregoing, the limitations set forth in clause 11 (other than clause 11.2) of the Agreement with respect to any claim by the Purchaser under the Agreement shall also apply with respect to the indemnification provided in clause 1 of this Schedule 17. A claim for indemnification pursuant to clause 1 of this Schedule 17 may be brought at any time within 30 (thirty) days following the expiration of the statutory limitation period with respect to the matters addressed in clause 1 of this Schedule 17.

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Schedule 18	LIST OF MOVEABLE ASSETS

[List to be attached separately]

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Schedule 19	LIST OF SPECIAL CUSTOMER ARRANGEMENTS

[List to be attached separately]

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Schedule 20	LIST OF EMPLOYEE-RELATED PRE-CLOSING PAYABLES

[*]

[List to be attached separately]

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